UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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INGERSOLL-RAND COMPANY LIMITED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Ingersoll-Rand Company Limited	US Mailing Address: One Centennial Avenue Piscataway, NJ 08855 (732) 652-7000

NOTICE OF 2009 ANNUAL GENERAL MEETING OF SHAREHOLDERS

The Annual General Meeting of Shareholders of Ingersoll-Rand Company Limited will be held on Wednesday, June 3, 2009, at 2:30 p.m., local time, at Crowne Plaza Dublin—Northwood located at Northwood Park, Santry Demesne, Santry, Dublin 9, Ireland, to consider and vote upon the following proposals:

1.	To elect twelve directors to hold office for one year.

2.	To consider and approve an advisory proposal relating to the company’s executive pay-for-performance compensation policies and procedures.

3.	To approve the Amended and Restated Incentive Stock Plan of 2007.

4.	To approve the appointment of PricewaterhouseCoopers LLP as independent auditors of the company and authorize the Board of Directors to fix the auditors’ remuneration.

5.	To conduct such other business properly brought before the meeting.

Only shareholders of record as of the close of business on April 6, 2009, are entitled to receive notice of and to vote at the Annual General Meeting.

Directions to the meeting can be found in Appendix A of the attached proxy statement.

Whether or not you plan to attend the meeting, please provide your proxy by either using the internet as directed in the accompanying proxy card or filling in, signing, dating, and promptly mailing the accompanying proxy card in the enclosed.

By order of the Board of Directors,

BARBARA A. SANTORO
Vice President—Corporate Governance and Secretary

Piscataway, New Jersey

April 22, 2009

i

Ingersoll-Rand Company Limited	US Mailing Address: One Centennial Avenue Piscataway, NJ 08855
(732) 652-7000

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

In this proxy statement, “Ingersoll Rand,” the “Company,” “we,” “us” and “our” refer to Ingersoll-Rand Company Limited, a Bermuda company, or, for any information prior to January 1, 2002, to Ingersoll-Rand Company, a New Jersey corporation, which, as of that date, became an indirect, wholly-owned U.S. subsidiary of Ingersoll-Rand Company Limited.

Under our Bye-laws and Bermuda law, audited financial statements must be presented to shareholders at an annual general meeting of shareholders. To fulfill this requirement, we will present at the 2009 Annual General Meeting of Shareholders (the “Annual General Meeting”) our audited consolidated financial statements for the 2008 fiscal year. Copies of these consolidated financial statements are contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, which is being mailed to shareholders together with this proxy statement.

This proxy statement and the enclosed proxy card are first being mailed to you on or about April 22, 2009.

Why Did I Receive This Proxy Statement?

We sent you this proxy statement, together with the enclosed proxy card, because our Board of Directors is soliciting your proxy to vote at the Annual General Meeting of Shareholders to be held on June 3, 2009. This proxy statement summarizes the information you need to know to vote on an informed basis.

How Do I Attend The Annual General Meeting?

All shareholders are invited to attend the Annual General Meeting. Either an admission ticket or proof of ownership of Class A common shares, as well as a form of personal identification, must be presented in order to be admitted to the Annual General Meeting. If you are a shareholder of record, your admission ticket is attached to the enclosed proxy card. If you plan to attend the Annual General Meeting, please vote your proxy, but keep the admission ticket and bring it to the Annual General Meeting together with a form of personal identification.

If your shares are held in the name of a bank, broker or other holder of record and you plan to attend the Annual General Meeting, you must present proof of your ownership of Class A common shares, such as a bank or brokerage account statement, together with a form of personal identification to be admitted to the Annual General Meeting. If you would rather have an admission ticket, you can obtain one in advance by mailing a written request, along with proof of your ownership of Class A common shares, to:

Secretary

Ingersoll-Rand Company Limited

One Centennial Avenue

Piscataway, New Jersey 08855

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted at the Annual General Meeting.

Who May Vote?

You are entitled to vote if you owned the Company’s Class A common shares at the close of business on April 6, 2009, which we refer to as the record date. At that time, there were 319,115,673 shares of the Company’s Class A common shares outstanding and entitled to vote. Each share of the Company’s Class A common share that you own entitles you to one vote on all matters to be voted upon at the Annual General Meeting.

How Do I Vote?

Shareholders of record can cast their votes by proxy by:

•	using the internet and voting at the website as directed on the enclosed proxy card; or

•	completing, signing and returning the enclosed proxy card.

To vote your shares directly, you may attend the Annual General Meeting and cast your vote in person. Shareholders who hold their shares through a broker must vote their shares in the manner prescribed by their broker.

The internet voting procedures are designed to authenticate votes cast by use of a personal identification number. The procedures allow shareholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded. If you are a shareholder of record and you would like to vote by using the internet, please refer to the specific instructions contained on the enclosed proxy card. If you vote by using the internet, you do not need to return the enclosed proxy card. In order to be timely processed, an internet vote must be received by 11:59 p.m. Eastern Time on June 2, 2009.

How May Employees Vote Under Our Employee Plans?

If you participate in the Ingersoll-Rand Company Employee Savings Plan, the Ingersoll-Rand Company Employee Savings Plan for Bargained Employees, the Ingersoll-Rand/Thermo King de Puerto Rico Retirement Savings Plan, the Trane Employee Stock Ownership Plan, the Trane Savings Plan or the Trane 401(k) and Thrift Plan, then you may be receiving these materials because of shares held for you in those plans. In that case, you may use the enclosed proxy card to instruct the plan trustees of those plans how to vote your shares, or give those instructions over the internet. They will vote these shares in accordance with your instructions and the terms of the plan.

If you do not provide voting instructions for shares held for you in any of these plans, the plan trustees will vote these shares in the same ratio as the shares for which voting instructions are provided.

May I Revoke My Proxy?

You may revoke your proxy at any time before it is voted at the Annual General Meeting in any of the following ways:

•	by notifying the Company’s Secretary in writing at Ingersoll-Rand Company Limited, One Centennial Avenue, Piscataway, New Jersey 08855;

•	by submitting another properly signed proxy card with a later date or another internet proxy at a later date; or

•	by voting in person at the Annual General Meeting.

You may not revoke a proxy merely by attending the Annual General Meeting. To revoke a proxy, you must take one of the actions described above.

How Will My Proxy Get Voted?

If you properly complete, sign and date the enclosed proxy card and send it to us or properly deliver your proxy over the internet, your proxy holder (one of the individuals named on the enclosed proxy card) will vote your shares as you have directed. Under the rules of The New York Stock Exchange (“NYSE”), if your broker or nominee is a member of the NYSE and holds your shares in its name, the broker or nominee may vote your shares on Items 1 and 4 (routine matters) if it does not receive instructions from you. However, your broker or nominee may not vote your shares on Items 2 and 3 (non-routine matters) if it does not receive instructions from you and, accordingly, such shares will not be counted as votes for or against the non-routine matter, but rather will not be counted at all.

If you do not specify on the enclosed proxy card that is sent to the Company (or when giving your proxy over the internet) how you want to vote your shares, the proxy holders will vote them “FOR” the election of all nominees for director as set forth under Item 1, “FOR” the approval of the advisory (non-binding) proposal set forth in this proxy statement under Item 2, “FOR” the approval of the Amended and Restated Incentive Stock Plan of 2007 under Item 3 and “FOR” the approval of appointment of independent auditors under Item 4.

What Constitutes A Quorum?

The presence of at least two persons present in person and representing in person or by proxy a majority of all outstanding Class A common shares is necessary to constitute a quorum for the conduct of business. Abstentions and broker non-votes (shares held by a broker or nominee that are represented at the Annual General Meeting, but with respect to which the broker or nominee is not empowered to vote on a proposal) are treated as “shares present” for the purposes of determining whether a quorum exists.

What Vote Is Required To Approve Each Proposal?

The affirmative vote of a majority of the Class A common shares represented and voting at the Annual General Meeting is required to approve each proposal.

Although abstentions and broker non-votes are counted as “shares present” at the Annual General Meeting for the purpose of determining whether a quorum exists, they are not counted as votes cast and, accordingly, will not affect the outcome of the vote.

Who Pays The Expenses Of This Proxy Statement?

We have hired Georgeson Shareholder Communications Inc. to assist in the distribution of proxy materials and the solicitation of proxies for a fee estimated at $19,000, plus out-of-pocket expenses. Proxies will be solicited on behalf of the Board of Directors by mail, in person and by telephone. We will bear the cost of soliciting proxies. We will also reimburse brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy materials to the persons for whom they hold shares.

How Will Voting On Any Other Matter Be Conducted?

Although we do not know of any matters to be presented or acted upon at the Annual General Meeting other than the items described in this proxy statement, if any other matter is proposed and properly presented at the Annual General Meeting, the proxy holders will vote on such matters in accordance with their best judgment.

PROPOSALS REQUIRING YOUR VOTE

Item 1. Election of Directors

In June 2008, the company’s Bye-laws were amended to change the vote standard for the election of directors from a plurality of votes cast to a majority of votes cast in uncontested elections. A majority of the votes cast means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that director nominee. In contested elections, the vote standard will continue to be a plurality of the votes cast. In addition, the Bye-laws were amended to provide that if a director is not re-elected in a non-contested director election, the director shall tender his or her resignation to the Board of Directors and the Corporate Governance and Nominating Committee will make a recommendation to the Board of Directors on whether to accept or reject the resignation, or whether other action should be taken. The Board of Directors will act on the Corporate Governance and Nominating Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election.

Each director of the Company, other than Mr. Lichtenberger, is being nominated for election for a one-year term expiring at the 2010 Annual General Meeting or until their successors, if any, are elected and qualified. Mr. Lichtenberger has indicated his intention to retire from the Board of Directors, upon completion of his one-year term expiring at the start of the Annual General Meeting.

The Board of Directors recommends a vote FOR this proposal.

Ann C. Berzin—age 57, director since 2001

•

Chairman and Chief Executive Officer of Financial Guaranty Insurance Company (insurer of municipal bonds and structured finance obligations), a subsidiary of General Electric Capital Corporation, from 1992 to 2001.

•	Director of:

•	Constellation Energy Group, Inc.

•	Kindred Healthcare, Inc.

•	Other Activities: Director, ArtsConnection

Jared L. Cohon—age 61, director since 2008

•	President of Carnegie Mellon University since 1997 and also appointed Professor of Civil and Environmental Engineering and Professor of Engineering and Public Policy.

•	Dean of the School of Forestry and Environmental Studies at Yale University from 1992 to 1997.

•

Faculty member the Department of Geography and Environmental Engineering at Johns Hopkins University, where he also served as Assistant and Associate Dean of Engineering and Vice Provost for Research from 1986 to 1992.

•	Other Activities:

•	Appointed by President George W. Bush to serve on his Homeland Security Advisory Council in 2002.

Gary D. Forsee—age 59, director since 2007

•	President, University of Missouri System since February 2008.

•	Chairman of the Board (from 2006-2007) and Chief Executive Officer (from 2005-2007) of Sprint Nextel Corporation.

•	Chairman of the Board and Chief Executive Officer of Sprint Corporation from 2003 to 2005.

•	Vice Chairman—Domestic Operations of BellSouth Corporation from 2002 to 2003.

•	Vice Chairman and President of BellSouth International from 2001 to 2002.

•	Director of Great Plains Energy Inc.

•	Other Activities:

•	Trustee, National Board of Trustees, Boy Scouts of America

•	Trustee, National Association of Basketball Coaches Foundation

Peter C. Godsoe—age 70, director since 1998

•	Chairman of the Board and Chief Executive Officer of The Bank of Nova Scotia (a Canadian-based international bank) from 1995 until retirement in 2004.

•	Director of:

•	Barrick Gold Corporation

•	Lonmin plc

•	Onex Corporation

•	Rogers Communications Inc.

•	Other Activities:

•	Director, Perimeter Institute for Theoretical Physics

•	Director, Canadian Council of Christians and Jews

•	Director, Mount Sinai Hospital

Edward E. Hagenlocker—age 69, director since 2008

•	Vice-Chairman of Ford Motor Company from 1996 until his retirement in 1999.

•	Chairman of Visteon Automotive Systems from 1997 to 1999.

•	Director of:

•	Air Products and Chemicals, Inc.

•	AmeriSourceBergen Corporation

Herbert L. Henkel—age 61, director since 1999

•	Chairman of the Board (since May 2000) and President and Chief Executive Officer (since October 1999) of the Company.

•	President and Chief Operating Officer of the Company from April 1999 to October 1999.

•	Chief Operating Officer of Textron Inc. (a multi-industry company with operations in aircraft, automotive, industrial and finance) from 1998 to March 1999.

•	Vice President of Textron Inc. responsible for Textron Industrial Products Segment from 1993 to 1998.

•	Director of:

•	3M Company

•	C.R. Bard, Inc.

Constance J. Horner—age 67, director since 1994

•	Guest Scholar at the Brookings Institution from 1993 to 2005.

•	Commissioner of U.S. Commission on Civil Rights from 1993 to 1998.

•	Assistant to the President and Director of Presidential Personnel from 1991 to 1993.

•	Deputy Secretary, U.S. Department of Health and Human Services from 1989 to 1991.

•	Director of:

•	Pfizer Inc.

•	Prudential Financial, Inc.

•	Other Activities:

•	Trustee, The Prudential Foundation

•	Fellow, National Academy of Public Administration

Theodore E. Martin—age 69, director since 1996

•	President and Chief Executive Officer of Barnes Group Inc. (manufacturer and distributor of precision springs and custom metal parts) from 1995 until retirement in 1998.

•	Director of:

•	C. R. Bard, Inc.

•	Strong Tool Company

•	Unisys Corporation

•	Other Activities:

•	Director, Edna McConnell Clark Foundation

•	Trustee (emeritus), Syracuse University

Patricia Nachtigal—age 62, director since 2002

•	Senior Vice President and General Counsel of the Company since 2000.

•	Vice President and General Counsel of the Company from 1992 to 2000.

•	Other Activities:

•	Vice Chair, Board of Governors, Rutgers, The State University of New Jersey

•	Trustee, Rutgers, The State University of New Jersey

•	Advisory Trustee, National Multiple Sclerosis Society—Greater North Jersey Chapter Board of Trustees

Orin R. Smith—age 73, director since 1995

•

Chairman and Chief Executive Officer of Engelhard Corporation (provider of specialty chemical products, engineered materials and industrial commodities management services for various industries) from 1995 until retirement in 2000.

•	President and Chief Executive Officer of Engelhard Corporation from 1984 to 1995.

•	Director of Vulcan Materials Company.

•	Other Activities: Trustee, Duxbury Bay Maritime School.

Richard J. Swift—age 64, director since 1995

•	Chairman of Financial Accounting Standards Advisory Council from January 2002 until December 2006.

•	Chairman, President and Chief Executive Officer of Foster Wheeler Ltd. (provider of design, engineering, construction, manufacturing, management and environmental services) from 1994 until 2001.

•	Director of:

•	CVS Caremark Corporation

•	Hubbell Incorporated

•	Kaman Corporation

•	Public Service Enterprise Group

Tony L. White—age 62, director since 1997

•

Chairman, President and Chief Executive Officer of Applied Biosystems Inc. (a developer, manufacturer and marketer of life science systems and genomic information products) from 1995 until retirement in 2008.

•	Executive Vice President of Baxter International Inc. (provider of medical products and services) from 1993 to 1995.

•	Director of C.R. Bard, Inc.

Item 2. Approval of Executive Pay-For-Performance Compensation Policies and Procedures

Many of our shareholders have expressed an interest in a non-binding advisory vote on the overall executive pay-for-performance compensation policies and procedures employed by the Company, as described in the Compensation Discussion and Analysis (CD&A) in this Proxy Statement. We believe that both the Company and shareholders benefit from responsive corporate governance policies and constructive and consistent dialogue. Thus, with Board of Directors’ approval, the Company announced in October 2008 that the Company would provide shareholders with the right to cast an advisory vote on our compensation program at the annual meeting of shareholders in 2009.

This proposal, commonly known as a “Say-on-Pay” proposal, gives you as a shareholder the opportunity to endorse or not endorse our executive pay program and policies through the following resolution:

“Resolved, that the shareholders approve the overall executive pay-for-performance compensation policies and procedures guided by the Company’s five design principles (general program competitiveness, pay for performance, internal parity, alignment with various business strategies and shareholder alignment) and employed by the Company, as described in the Compensation Discussion and Analysis in this Proxy Statement.”

Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

In considering your vote, please be advised that our compensation policies and procedures are guided by five design principles, as described in the CD&A in this Proxy Statement:

•	General program competitiveness

•	Pay for performance

•	Internal parity

•	Alignment with various business strategies

•	Shareholder alignment

By following these five design principles, we believe that our compensation policies and procedures enable a pay-for-performance culture and are strongly aligned with the long-term interests of our shareholders.

The Board of Directors recommends a vote FOR this proposal approving the pay-for-performance compensation policies and procedures employed by the Company.

Item 3. Approval of the Amended and Restated Incentive Stock Plan of 2007

The Company’s shareholders are being asked to approve the Company’s Amended and Restated Incentive Stock Plan of 2007 (the “2007 Plan”), which amends the existing plan (i) to increase the number of the Company’s Class A common shares reserved for issuance under the 2007 Plan by 13,000,000 shares, (ii) to provide that net settlement shares retained by the Company in order to satisfy the tax withholding obligations of a plan participant with respect to awards other than stock options or stock appreciation rights shall not be counted against the limit set forth in Section 3 of the 2007 Plan and (iii) to provide that for all awards issued on or after June 3, 2009, each share issued in connection with awards other than stock options or stock appreciation rights shall count as the issuance of 2.05 shares for purposes of the share limit set forth in Section 3 of the 2007 Plan.

Both the Compensation Committee and the Board of Directors have approved these amendments, subject to shareholder approval at the annual general meeting.

Increasing the number of the Company’s Class A common shares reserved for issuance will assure that a sufficient number of shares remains available for issuance under the 2007 Plan in order to allow the Company to continue to use equity incentives to attract, retain and motivate the services of key individuals and other personnel essential to the company’s long-term growth and financial success. The company relies significantly on equity incentives in the form of stock options and other stock-based awards believing that such equity incentives are necessary for the company to remain competitive in the marketplace for executive talent and other key employees. Incentive awards made to newly-hired or continuing employees are based on both competitive market conditions and individual performance. The Company has had shareholder-approved incentive compensation programs since 1959 as a means of providing long-term incentives to key executives and other key employees of the Company and its subsidiaries. The Board of Directors believes that these plans have proved to be an important means of attracting, retaining and motivating key personnel and are necessary for the Company to achieve superior performance in the future. Therefore, shareholder approval of the amendment of the 2007 Plan is vitally important.

Clarifying the treatment of shares that are retained by the Company in order to satisfy the withholding obligations of a plan participant with respect to awards of other than stock options or stock appreciation rights allows the Company to conserve share usage under the 2007 Plan by counting against the share limit only those shares actually issued to plan participants in connection with such awards.

The following is a summary of the principal features of the 2007 Plan and is qualified in its entirety by reference to the 2007 Plan. The summary does not purport to be a complete description of all the provisions of the 2007 Plan.

A marked copy of the 2007 Plan (as proposed to be amended and restated) is attached to this proxy statement as Appendix B.

Description of the 2007 Plan

The 2007 Plan currently authorizes the issuance of up to 14,000,000 shares in connection with such stock incentives. As of April 6, 2009, the Company has made incentive awards amounting to 12,149,958 Class A common shares reserved for issuance under the 2007 Plan. As a result, 1,850,042 Class A common shares remain available for incentive awards under the 2007 Plan. This amount includes shares that have been forfeited or otherwise terminated without issuance of shares. Including the additional 13,000,000 shares that we are asking shareholders to approve for issuance under the 2007 Plan, there would be 14,850,042 shares available for issuance under the 2007 Plan, which represents approximately 4.7% of the outstanding shares as of April 6, 2009. The closing price of the Class A common shares on the NYSE composite tape on April 6, 2009 was $16.30. Shares not issued because of the termination or cancellation of individual stock incentives can be reused under the 2007 Plan.

The 2007 Plan permits the grant of stock incentives to key employees as determined by the Compensation Committee and to all non-employee directors. Approximately 1,000 employees (approximately 2% of all employees) are currently considered eligible for the grant of stock incentives. We cannot state the value or number of shares subject to any particular stock incentive to be granted to key employees, since these matters will be determined by the Compensation Committee in the future based on the guidelines described below under the heading “Compensation Discussion and Analysis”. We expect, therefore, that key employees will continue to be granted stock incentives on a basis generally comparable to prior grants.

The following table sets forth information with respect to grants made in fiscal year 2009 through April 6, 2009 under the 2007 Plan to each of our current Named Executive Officers, our current executive officers as a group, our current directors who are not executive officers as a group and all employees (excluding our current executive officers and directors) as a group. Restricted Stock Units (RSUs) were provided to Named Executive Officers, other than the CEO, and plan participants beginning in February 2009 to help manage the usage of shares.

Name	Options (#)	Restricted Stock Units (#)	Performance Shares (#)	Performance Stock Units(1)
				Threshold (#)	Target (#)	Maximum (#)
H.L. Henkel	425,000	0	55,200	222,618	445,236	890,472
S.R. Shawley	65,625	13,125	7,728	44,524	89,048	178,096
M.W. Lamach	66,125	13,225	6,624	53,429	106,858	213,716
P. Nachtigal	48,420	9,684	6,624	32,651	65,302	130,604
J.R. Bolch	50,000	10,000	6,624	35,619	71,238	142,476
Current executive officers as a group (11 persons)	920,120	99,024	104,420	545,581	1,091,162	2,182,324
Current directors who are not executive officers as a group	—	—	—	—	—	—
All current employees, excluding our current executive officers and directors (970 persons)	3,043,912	822,158	36,484	395,660	791,320	1,582,640

(1)	Amounts represent the threshold, target and maximum number of shares of our Class A common shares which may be earned under the 2007 Plan in accordance with the terms of our 2009-2010 Performance Stock Unit awards and 2009-2011 Performance Stock Unit awards. Performance stock units will be earned, if at all, following the end of the performance period, subject to the achievement of certain performance metrics. See “Compensation Discussion and Analysis” contained in this proxy statement for a description of our Performance Stock Unit Program.

The Company intends to continue to grant equity incentives under the 2007 Plan to eligible officers and key employees. No determination has been made as to which of the persons eligible to participate in the 2007 Plan will receive awards under the 2007 Plan in the future and, therefore, the future benefits to be allocated to any individual or to various groups of eligible participants are not presently determinable.

Stock Options and Stock Appreciation Rights

Stock options and stock appreciation rights are forms of stock incentives. Neither options nor stock appreciation rights may be granted at less than the fair market value of our Class A common shares on the date of grant. The term of an option or a stock appreciation right cannot exceed ten years. The 2007 Plan prohibits amending, or canceling and re-granting, an option or a stock appreciation right to lower the exercise price.

Stock appreciation rights entitle the holder to receive Class A common shares with a value equal to the difference between the opening price of the Class A common shares on the NYSE on the exercise date and the fair market value at the time the rights were granted. Payment is made in Class A common shares. Stock appreciation rights may be granted either independently or in conjunction with options.

Options and stock appreciation rights terminate within specified periods upon the holder’s termination of employment. A holder of options or rights may not exercise them under any circumstances once they have expired.

For employees who are not classified as an executive officer of the Company, shares purchased under an option may be paid for in cash (or its equivalent) in full at the time of the exercise or through the cashless exercise method subject to the Company withholding for the payment of taxes associated with the exercise of options. For executive officers, shares purchased under an option may only be paid in cash (or its equivalent) in full at the time of the exercise.

Stock Awards

The 2007 Plan permits the payment of incentive awards in Class A common shares. A stock award may, but need not, be contingent in whole or in part upon the attainment of certain pre-established performance objectives, as described below. Shares subject to an award may be issued at the time the award is granted, or at any time thereafter, or in installments and may be subject to forfeiture as the Compensation Committee may decide.

Performance-Based Awards

The 2007 Plan sets forth the following performance criteria that the Compensation Committee may apply to determine the amount of performance-based awards: consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization), net income, operating income, earnings per share, book value per share, return on shareholders’ equity, expense management, return on invested capital, improvements in capital structure, profitability of an identifiable business unit or product, maintenance or improvement of profit margins or revenue, stock price, market share, revenues or sales, costs, available cash flow, working capital, return on assets, total shareholder return, productivity ratios and economic value added, in each case determined without regard to extraordinary items. The maximum amount of performance-based awards that may be awarded to a participant during any calendar year cannot exceed: (i) with respect to performance-based awards that are options or stock appreciation rights, 750,000 shares and (ii) with respect to performance-based awards that are not options or stock appreciation rights, $10,000,000 in value on the date of the award. In addition, the Compensation Committee can reduce, but not increase, the amount of any performance-based award payable to a participant as it deems appropriate in its discretion.

Limitation on Full Value Awards

The 2007 Plan provides for equity-based awards that fall into two categories: (a) stock options and stock appreciation rights in which potential incentive compensation is based on appreciation in the value of shares (“Appreciation Awards”) and (b) all other stock-based awards in which the potential incentive compensation is based on the full value of shares (“Full Value Awards”). In recognition of the differences between these categories, the 2007 Plan limited the awards of Full Value Awards to 25% of the total number of shares authorized under the 2007 Plan. The amended 2007 Plan provides that for all awards issued on or after June 3, 2009, the 25% limit on Full Value Awards shall not apply; instead, each share issued in connection with Full Value Awards shall count as 2.05 shares for purposes of the overall share limit set forth in Section 3 of the 2007 Plan.

Certain Practices Prohibited

The 2007 Plan prohibits re-pricing of options and stock appreciation rights or the cancellation of options and stock appreciation rights in exchange for such awards with lower exercise prices. Adjustments to outstanding awards based on standard anti-dilution provisions are permitted. The amount of performance-based awards actually paid to any participant under the 2007 Plan cannot be greater than the amount determined by the applicable performance goal formula.

Adjustment and Change in Control Provisions

The 2007 Plan provides that in the event of a reorganization, recapitalization, split-up or consolidation of Class A common shares of, or other significant corporate transaction involving, the Company, shares subject to a stock incentive shall be equitably adjusted as to number, classification, exercise price or fair market value (in the case of stock appreciation rights) and date of exercise.

Upon a change in control, all outstanding stock options and stock appreciation rights shall become fully vested and exercisable, all performance periods and performance goals associated with performance-based awards shall be deemed to have been met at their target level and all other stock-based awards shall become vested and payable. In addition, the Compensation Committee has authority to take certain actions upon a change in control, including, without limitation, cancellation of awards for fair value.

Term, Administration and Amendment

The 2007 Plan has a term of ten years and is administered by the Compensation Committee which is composed of independent directors. In general, the Compensation Committee is authorized to interpret the 2007 Plan, to establish, amend and rescind any rules and regulations relating to the 2007 Plan and has full authority to establish the terms and conditions of awards consistent with the provisions of the 2007 Plan (including the authority to waive any such terms and conditions at any time). The Compensation Committee may amend the 2007 Plan as it deems necessary to permit the granting of awards to meet the requirements of the Code or other applicable law. In addition, all determinations in respect of awards to any key employee or to non-employee directors are made, based upon the recommendations of such Committee, by a committee consisting of all “non-employee directors” under Rule 16b-3 under the Securities Exchange Act of 1934 and as “outside directors” under Section 162(m) of the Code and the regulations promulgated thereunder.

The 2007 Plan may be amended, altered or discontinued by the Board of Directors at any time without shareholder approval. No such amendment, alteration or discontinuation may, however, (1) increase the total number of shares that may be issued under the Plan or change the maximum number of shares for which awards may be granted to any participant or (2) diminish the rights of a participant under any outstanding award without their consent.

U.S. Federal Income Tax Consequences

The following is a brief description of the U.S. Federal income tax consequences generally arising with respect to the grant, exercise and disposition of stock options and other stock-based incentives, based on current U.S. Federal income tax laws. This summary is not intended to be exhaustive, does not constitute tax advice and, among other things, does not describe state, local or foreign tax consequences, all of which may be substantially different.

Section 162(m).    Section 162(m) of the Federal income tax laws may limit our ability to deduct certain compensation payable to certain executive officers. The 2007 Plan has been designed so that we will be able to deduct the compensation payable with regard to non-qualified options as well as restricted stock or restricted stock units that will become vested upon the achievement of performance objectives, without regard to this limit.

Stock Options.    Generally, the grant of a stock option will create no tax consequences for the participant or the Company. Upon exercise of a nonqualified option (which all options granted under the 1998 and 2007 Plans have been), the participant will generally recognize ordinary income equal to the excess of the share’s fair market value on the exercise date over the option exercise price. The Company generally will be entitled to a tax deduction at the same time and in the same amount. Upon exercise of an incentive stock option (as defined in the Code), no taxable income will be recognized by the participant and the Company will not be entitled to a tax deduction by reason of such exercise. However, if shares purchased pursuant to the exercise of an incentive stock option are sold within two years from the date of grant or within one year after the transfer of such shares to the participant, then the participant will recognize ordinary income in the year of disposition equal to the difference, with certain adjustments, between the fair market value of the shares at the date of exercise and the option exercise price and the Company will generally be entitled to a tax deduction at the same time and in the same amount. In the event of a sale of shares purchased upon exercise of either a nonqualified option or an incentive stock option, any appreciation above or depreciation below the fair market value at the date of exercise will generally qualify as capital gain or loss. If shares purchased upon the exercise of a nonqualified option are transferred to the participant subject to restrictions, then, depending upon the nature of the restrictions, the income realized by the participant and the Company’s tax deduction may be deferred and measured by the excess of the fair market value of the shares over the option price at the time the restrictions lapse.

Restricted Stock Units.    A participant generally will not recognize taxable income on the grant of a restricted stock unit until shares subject to the award are distributed. The amount of this ordinary income will be the fair market value of the shares on the date of distribution. Any dividend equivalents paid on the restricted stock units are taxable as ordinary income when paid to the participant.

Restricted Stock.    Generally, a participant who receives restricted stock will recognize ordinary income at the time that the restricted stock is no longer subject to a substantial risk of forfeiture. The amount of this ordinary income will be the fair market value of the shares on that date. However a participant may elect under Section 83(b) of the Internal Revenue Code, within 30 days after the grant, to recognize ordinary income on the date of grant in an amount equal to the excess of the fair market value of the shares on that date over the amount, if any, paid for the restricted shares. By reason of such an election, the participant will have a tax basis in the restricted shares equal to the fair market value of the shares (determined without regard to the restriction imposed on the shares under the 2007 Plan) on the date of grant. If the shares are forfeited after an 83(b) election, the participant will not be entitled to a deduction, loss or credit for the ordinary income recognized or the taxes paid in respect of the election, but will generally be entitled to a capital loss for the amount, if any, paid for the restricted shares.

Stock Awards.    A participant will recognize taxable income on the grant of unrestricted stock in an amount equal to the fair market value of the shares on the grant date. Subject to certain limitations, the Company will generally be entitled to a deduction at the same time and in the same amounts as the ordinary income recognized by the participant.

Stock Appreciation Rights (SARs).    A participant generally will not recognize taxable income at the time stock-settled SARs are granted but will recognize ordinary income upon the exercise of a stock-settled SAR in an amount equal to the difference between the fair market value of shares received on exercise and the fair market value of shares on the date the SAR was granted. Subject to certain limitations, the Company will generally be entitled to a deduction at the same time and in the same amounts as the ordinary income recognized by the participant.

The Board of Directors recommends a vote FOR this proposal to approve the Amended and Restated Incentive Stock Plan of 2007.

Item 4. Approval of Appointment of Independent Auditors

Under Bermuda law, shareholders have the authority to appoint the independent auditors of the Company and to authorize our Board of Directors to fix the auditors’ remuneration. At the Annual General Meeting, shareholders will be asked to appoint PricewaterhouseCoopers LLP (“PwC”) as our independent auditors for the fiscal year ending December 31, 2009, and to authorize the Board of Directors to fix the independent auditors’ remuneration. PwC has been acting as our independent auditors for many years and, both by virtue of its long familiarity with the Company’s affairs and its ability, is considered best qualified to perform this important function.

Representatives of PwC are expected to be present at the Annual General Meeting and to be available to respond to appropriate questions. They will have an opportunity to make a statement if they so desire.

The Board of Directors recommends a vote FOR the proposal to appoint PwC as independent auditors of the Company and to authorize the Board of Directors to fix the auditors’ remuneration.

Audit Committee Report

While management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls, the Audit Committee reviews the Company’s audited financial statements and financial reporting process on behalf of the Board of Directors. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee monitors those processes. In this context, the Audit Committee has met and held discussions with management and the independent auditors regarding the fair and complete presentation of the Company’s results. The Audit Committee has discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. Management has represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with United States generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication With Audit Committees), as adopted by the Public Company Accounting Oversight Board (United States).

In addition, the Audit Committee has received and reviewed the written disclosures and the letter from PwC required by the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence and discussed with PwC the auditors’ independence from the Company and its management in connection with the matters stated therein. The Audit Committee also considered whether the independent auditors’ provision of non-audit services to the Company is compatible with the auditors’ independence. The Audit Committee has concluded that the independent auditors are independent from the Company and its management.

The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets separately with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, for filing with the Securities and Exchange Commission (the “SEC”). The Audit Committee has selected PwC, subject to shareholder approval, as the Company’s independent auditors for the fiscal year ending December 31, 2009.

AUDIT COMMITTEE

Richard J. Swift (Chair)

Ann C. Berzin

Peter C. Godsoe

Edward E. Hagenlocker

H. William Lichtenberger

Theodore E. Martin

Fees of the Independent Auditors

The following table shows the fees paid or accrued by the Company for audit and other services provided by PwC for the fiscal years ended December 31, 2008 and 2007:

	2008	2007
Audit Fees(a)	$16,671,000	$13,435,000
Audit-Related Fees(b)	100,000	1,695,000
Tax Fees(c)	3,890,000	2,215,000
All Other Fees(d)	301,000	4,000

Total	$20,962,000	$17,349,000

(a)	Audit Fees for the fiscal years ended December 31, 2008 and 2007, respectively, were for professional services rendered for the audits of the annual consolidated financial statements of the Company and include quarterly reviews, statutory audits, issuance of consents, comfort letters and assistance with, and review of, documents filed with the SEC. Audit fees for December 31, 2008 and December 31, 2007, also include fees related to the audit of internal controls.

(b)	Audit-Related Fees consist of assurance and related services that are reasonably related to performing the audit and review of our financial statements. Audit-Related Fees for the year ended December 31, 2008 include services related to audits of employee benefit plans and Audit-Related Fees for the year ended December 31, 2007 include services related to audits performed in connection with dispositions, audits of employee benefit plans and special reports pursuant to agreed-upon procedures.

(c)	Tax Fees for the year ended December 31, 2008 include consulting and compliance services in the U.S. and non-U.S. locations. Tax Fees for the year ended December 31, 2007 include consulting services in the U.S. and non-U.S. locations and tax compliance services primarily in non-U.S. locations.

(d)	All Other Fees for the years ended December 31, 2008 and 2007, respectively, include consulting services in the U.S. and non-U.S. locations and license fees for technical accounting software.

The Audit Committee has adopted policies and procedures which require that the Audit Committee pre-approve all non-audit services that may be provided to the Company by its independent auditors. The policy: (i) provides for pre-approval of an annual budget for each type of service; (ii) requires Audit Committee approval of specific projects over $100,000, even if included in the approved budget; and (iii) requires Audit Committee approval if the forecast of expenditures exceeds the approved budget on any type of service. The Audit Committee pre-approved all of the services described under “Audit-Related Fees,” “Tax Fees” and “All Other Fees.” The Audit Committee has determined that the provision of all such non-audit services is compatible with maintaining the independence of PwC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of April 6, 2009, the beneficial ownership of our Class A common shares by (i) nominee for director of the Company, (ii) each current executive officer of the Company named in the Summary Compensation Table below, and (iii) all directors and current executive officers of the Company as a group:

Name	Class A Common Shares(a)	ESP Shares(b)	Options Exercisable Within 60 Days(c)
A.C. Berzin	4,000	—	9,000
J.L. Cohon	4,240	—	96,192
G.D. Forsee	1,000	—	—
P.C. Godsoe	6,000	—	22,500
E.E. Hagenlocker	3,257	—	40,608
H.L. Henkel	6,000	10,815	2,762,150
C.J. Horner	1,791	—	—
H. W. Lichtenberger	19,500	—	22,500
T.E. Martin	10,571	—	22,500
O.R. Smith	7,500	—	22,500
R.J. Swift	1,500	—	9,000
T.L. White	1,500	—	22,500
M.W. Lamach	9,205	1,420	298,103
S. R. Shawley	41,436	3,639	241,503
J. R. Bolch	—	1,097	118,103
P. Nachtigal	77,884	1,430	466,636
All directors and current executive officers as a group (22 persons)(d)	208,196	65,160	4,683,778

(a)	Unless otherwise indicated, all shares are held directly. No director or executive officer of the Company owns 1% or more of the outstanding Class A common shares.

(b)	Represents Class A common shares held by the trustee under the Ingersoll-Rand Company Employee Savings Plan (“ESP”) (which now includes amounts previously held in the IR/Clark Leveraged Employee Stock Ownership Plan) and the Trane Savings Plan for the benefit of executive officers.

(c)	Represents Class A common shares as to which directors and executive officers had options exercisable within 60 days of April 6, 2009, under the Company’s Incentive Stock Plans.

(d)	The Class A common shares beneficially owned by all directors and current executive officers as a group (including shares issuable under exercisable options) aggregated approximately 1.5% of the total outstanding Class A common shares. Class A common shares and common share equivalents notionally held under the IR Directors Deferred Compensation Plan (the “Director Deferral Plan I”) and the IR Directors Deferred Compensation and Stock Award Plan II (the “Director Deferral Plan II” and, together with the Director Deferral Plan I, referred to as the “Director Deferral Plans”) (both of which are referred to below under the heading “Compensation of Directors”), the IR Executive Deferred Compensation Plan (the “EDCP Plan I”) and the IR Executive Deferred Compensation Plan II (the “EDCP Plan II” and, together with the EDPC Plan I, the “EDCP Plans”), and the supplemental employee savings plan and common share equivalents resulting from dividends on deferred stock awards are not counted as outstanding shares in calculating these percentages because they are not beneficially owned; the directors and executive officers have no voting or investment power with respect to these shares or share equivalents.

The following table sets forth each shareholder which, as of April 6, 2009, is known by us to be the beneficial owner of more than 5% of the outstanding Class A common shares of the Company:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class

Southeastern Asset Management, Inc.	35,478,348	(a)	11.1%
6410 Poplar Ave., Suite 900 Memphis, TN 38119

(a)	Information regarding Southeastern Asset Management, Inc. and its stockholdings was obtained from a Schedule 13G (Amendment No. 1) filed with the SEC on February 6, 2009. The filing indicated that, as of December 31, 2008, Southeastern Asset Management, Inc. had (i) sole investment power as to 29,591,348 of such shares and (ii) shared investment power as to 5,887,000 of such shares. Southeastern Asset Management, Inc. had (a) sole voting power as to 24,447,457 of such shares, (b) shared voting power as to 5,887,000 of such shares and (c) no voting power as to 5,143,891 of such shares.

Equity Compensation Plan Information

The following table provides information as of December 31, 2008, with respect to the Company’s Class A common shares that may be issued under equity compensation plans:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights*	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation plans approved by security holders	38,783,418	$31.22	8,610,962
Equity compensation plans not approved by security holders	—	—	—
Total	38,783,418	$31.22	8,610,962

*	Includes shares that have been earned by plan participants who have elected to defer the distribution of such shares.

After its fiscal year end, the Company used shares available under its 2007 Incentive Stock Plan to issue annual and long-term incentive equity awards to its employees. 3,964,032 options, 921,182 restricted stock units, 1,882,482 performance stock units1 were issued. The awards reduced the number of shares currently available under the 2007 Incentive Stock Plan. As of April 6, 2009, there were:

•	31,213,576 options outstanding with a weighted average price of $29.46 and a weighted average remaining term of 5.77 years, of which 138,548 options will expire prior to the Annual General Meeting.

•

4,132,391 full value shares outstanding in the form of unvested restricted stock units, unvested performance shares, unvested performance stock units, unvested employment shares or shares reserved for future distributions under the Company’s deferred compensation plans.

•	1,850,042 shares remain available for issuance under the 2007 Incentive Stock Plan.

[1]	Amounts represent the target number of shares of Class A common shares which may be earned under the 2007 Incentive Stock Plan in accordance with the terms of the 2009-2010 Performance Stock Unit awards and 2009-2011 Performance Stock Unit awards. Performance stock units will be earned, if at all, following the end of the performance period, subject to the achievement of certain performance metrics. See “Compensation Discussion and Analysis” contained in this proxy statement for a description of our Performance Stock Unit Program.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our Corporate Governance Guidelines, together with the charters of the various Board committees, provide a framework for the corporate governance of the Company. The following is a summary of our Corporate Governance Guidelines. You can find a copy of our Corporate Governance Guidelines, which include our guidelines for determining the independence of directors, attached to this proxy statement as Appendix C. In addition, our Corporate Governance Guidelines, as well as the charters of each of our Board committees, are available on our website at www.ingersollrand.com under the heading “Investor Relations—Corporate Governance.” Copies of these documents are also available, free of charge, in print to any shareholder who requests them.

Role of the Board of Directors

The Company’s business is managed under the direction of the Board of Directors. The role of the Board is to oversee the management and governance of the Company and monitor senior management’s performance.

Board Responsibilities

The Board’s core responsibilities include:

•	selecting, monitoring, evaluating and compensating senior management;

•	assuring that management succession planning is ongoing;

•	reviewing the Company’s financial controls and reporting systems;

•	reviewing the Company’s ethical standards and compliance procedures; and

•	evaluating the performance of the Board, Board committees and individual directors.

Director Compensation and Stock Ownership

It is the policy of the Board that directors’ fees be the sole compensation received from the Company by any non-employee director.

The Company has a share ownership requirement of 20,000 Class A common shares for all non-employee directors. Non-employee directors who have not met their share ownership requirement of 20,000 shares must receive at least 30% of their annual retainer in the form of Class A common shares. Non-employee directors who have met their share ownership requirement of 20,000 shares may receive their annual retainer in either cash or Class A common shares or a combination of both.

Board Size and Composition

The Board consists of a substantial majority of independent, non-employee directors. In addition, our Corporate Governance Guidelines require that all members of the committees of the Board must be independent directors. The Board has the following four standing committees: Audit Committee, Compensation Committee, Corporate Governance and Nominating Committee, and Finance Committee. The Board of Directors has determined that each member of each of these committees is “independent” as defined in the NYSE listing standards. Committee memberships and chairs are rotated periodically.

Board Advisors

The Board and its committees may, under their respective charters, retain their own advisors to carry out their responsibilities.

Executive Sessions

The Company’s independent directors meet privately in regularly scheduled executive sessions, without management present, to consider such matters as the independent directors deem appropriate. These executive sessions are required to be held no less than twice each year.

Lead Director

The Board appoints a Lead Director annually from among the independent directors who are not Board committee chairs. Our current Lead Director, whose term will expire at the end of the annual general meeting, is Tony L. White. Beginning after the annual general meeting, our Lead Director will be Ann Berzin. Our Lead Director: (a) presides at all meetings of the directors at which the Chairman is not present, including executive sessions of the directors; (b) serves as a liaison between the Chairman and the independent directors; (c) approves the information sent to the directors; (d) with input from the other independent directors, approves Board meeting agendas and Board meeting schedules to assure that there is sufficient time for discussion of all agenda items; (e) has the authority to call meetings of the independent directors; and (f) is available for direct communication from major shareholders.

Board Evaluation

The Corporate Governance and Nominating Committee assists the Board in evaluating its performance and the performance of the Board committees. Each committee also conducts an annual self-evaluation. The effectiveness of individual directors is considered each year when the directors stand for re-nomination.

Director Orientation and Education

The Company has developed an orientation program for new directors and provides continuing education for all directors. In addition, the directors are given full access to management and corporate staff as a means of providing additional information.

Director Nomination Process

The Corporate Governance and Nominating Committee reviews the composition of the full Board to identify the qualifications and areas of expertise needed to further enhance the composition of the Board, makes recommendations to the Board concerning the appropriate size and needs of the Board and, on its own or with the assistance of management or others, identifies candidates with those qualifications. In considering candidates, the Corporate Governance and Nominating Committee will take into account all factors it considers appropriate, including breadth of experience, understanding of business and financial issues, ability to exercise sound judgment, diversity, leadership, and achievements and experience in matters affecting business and industry. The Corporate Governance and Nominating Committee considers the entirety of each candidate’s credentials and believes that at a minimum each nominee should satisfy the following criteria: highest character and integrity, experience and understanding of strategy and policy-setting, sufficient time to devote to Board matters, and no conflict of interest that would interfere with performance as a director. Shareholders may recommend candidates for consideration for Board membership by sending the recommendation to the Corporate Governance and Nominating Committee, in care of the Secretary of the Company. Candidates recommended by shareholders are evaluated in the same manner as director candidates identified by any other means.

Director Independence

The Board has determined that all of our directors, except H. L. Henkel and P. Nachtigal, who are employees of the Company, are independent under the standards set forth in Exhibit I to our Corporate Governance Guidelines, which are consistent with the NYSE listing standards. A copy of Exhibit I to our

Corporate Governance Guidelines is available at our website, www.ingersollrand.com, under the heading “Investor Relations—Corporate Governance.” In making its determination, the Board examined relationships between directors or their affiliates with the Company and its affiliates and determined that each such relationship did not impair the director’s independence. In particular, with respect to each of the most recent three completed fiscal years, the Board considered that the Company purchased products from Sprint Nextel Corporation, where Mr. Forsee served as Chairman of the Board and Chief Executive Officer until October 2007, in aggregate amounts substantially less than 1% of the revenues of each of the Company and Sprint Nextel Corporation in any such year. Consequently, the Board determined that this relationship did not affect Mr. Forsee’s status as an independent director.

Shareholder Communications with Directors

Shareholders and other interested parties wishing to communicate with the Board, the non-employee directors or any individual director (including our Lead Director and Compensation Committee Chair) may do so either by sending a communication to the Board and/or a particular Board member, in care of the Secretary of the Company, or by e-mail at irboard@irco.com. Depending upon the nature of the communication and to whom it is directed, the Secretary will: (a) forward the communication to the appropriate director or directors; (b) forward the communication to the relevant department within the Company; or (c)  attempt to handle the matter directly (for example, a communication dealing with a share ownership matter).

Code of Conduct

The Company has adopted a worldwide Code of Conduct, applicable to all employees, directors and officers, including our Chief Executive Officer, our Chief Financial Officer and our Controller. The Code of Conduct meets the requirements of a “code of ethics” as defined by Item 406 of Regulation S-K as well as the requirements of a “code of business conduct and ethics” under the NYSE listing standards. The Code of Conduct covers topics including, but not limited to, conflicts of interest, confidentiality of information, and compliance with laws and regulations. A copy of the Code of Conduct is available at our website located at www.ingersollrand.com under the heading “Investor Relations—Corporate Governance” and a copy is also available, free of charge, in print to any shareholder who requests it. Amendments to, or waivers of the provisions of, the Code of Conduct, if any, made with respect to any of our directors and executive officers will be posted on our website.

Committees of the Board

Audit Committee

Members:	Richard J. Swift (Chair)
Ann C. Berzin
Peter C. Godsoe
Edward E. Hagenlocker
H. William Lichtenberger
Theodore E. Martin

Key Functions:

•

Review annual audited and quarterly financial statements, as well as the Company’s disclosures under “Management’s Discussion and Analysis of Financial Conditions and Results of Operations,” with management and the independent auditors.

•	Obtain and review periodic reports, at least annually, from management assessing the effectiveness of the Company’s internal controls and procedures for financial reporting.

•	Review the Company’s processes to assure compliance with all applicable laws, regulations and corporate policy.

•	Recommend the public accounting firm to be proposed for appointment by the shareholders as our independent auditors and review the performance of the independent auditors.

•	Review the scope of the audit and the findings and approve the fees of the independent auditors.

•	Approve in advance permitted audit and non-audit services to be performed by the independent auditors.

•	Satisfy itself as to the independence of the independent auditors and ensure receipt of their annual independence statement.

The Board of Directors has determined that each member of the Audit Committee is “independent” for purposes of the applicable rules and regulations of the SEC and as defined in the NYSE listing standards and has determined that each member of the Audit Committee meets the qualifications of an “audit committee financial expert,” as that term is defined by rules of the SEC.

A copy of the charter of the Audit Committee is available at our website, www.ingersollrand.com, under the heading “Investor Relations—Corporate Governance.”

Compensation Committee

Members:	Orin R. Smith (Chair)
Jared L. Cohon
Gary D. Forsee
Constance J. Horner
Tony L. White

Key Functions:

•	Establish executive compensation policies.

•

Review and approve the goals and objectives relevant to the compensation of the Chief Executive Officer, evaluate the Chief Executive Officer’s performance against those goals and objectives and set the Chief Executive Officer’s compensation level based on this evaluation.

•	Approve compensation of officers and key employees.

•	Administer the Company’s equity compensation plans.

•	Review and recommend changes in principal employee benefit programs.

For a discussion concerning the processes and procedures for determining executive and director compensation and the role of executive officers and compensation consultants in determining or recommending the amount or form of compensation, see “Compensation Discussion and Analysis” and “Compensation of Directors”, respectively.

The Board of Directors has determined that each member of the Compensation Committee is “independent” for purposes of the applicable rules and regulations of the SEC and as defined in the NYSE listing standards. In addition, the Board has determined that each member of the Compensation Committee qualifies as a “Non-Employee Director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934 and an “outside director” within the meaning of Section 162(m) of the Code.

A copy of the charter of the Compensation Committee is available at our website, www.ingersollrand.com, under the heading “Investor Relations—Corporate Governance.”

Corporate Governance and Nominating Committee

Members:	Gary D. Forsee (Chair)
Jared L. Cohon
Constance J. Horner
Orin R. Smith
Tony L. White

Key Functions:

•	Identify individuals qualified to become directors and recommend the candidates for all directorships.

•	Recommend individuals for election as officers.

•	Review the Company’s Corporate Governance Guidelines and make recommendations for changes.

•	Consider questions of independence and possible conflicts of interest of directors and executive officers.

•	Take a leadership role in shaping the corporate governance of the Company.

The Board of Directors has determined that each member of the Corporate Governance and Nominating Committee is “independent” for purposes of the applicable rules and regulations of the SEC and as defined in the NYSE listing standards.

A copy of the charter of the Corporate Governance and Nominating Committee is available at our website, www.ingersollrand.com, under the heading “Investor Relations—Corporate Governance.”

Finance Committee

Members:	H. William Lichtenberger (Chair)
Ann C. Berzin
Peter C. Godsoe
Edward E. Hagenlocker
Theodore E. Martin
Richard J. Swift

Key Functions:

•	Review proposed borrowings and issuances of securities.

•	Recommend to the Board the dividends to be paid on our common shares.

•	Review cash management policies.

•	Review periodic reports of the investment performance of the Company’s employee benefit plans.

The Board of Directors has determined that each member of the Finance Committee is “independent” for purposes of the applicable rules and regulations of the SEC and as defined in the NYSE listing standards.

A copy of the charter of the Finance Committee is available at our website, www.ingersollrand.com, under the heading “Investor Relations—Corporate Governance.”

Board, Committee and Annual Meeting Attendance

The Board and its committees held the following number of meetings during the fiscal year ended December 31, 2008:

Board	6
Audit Committee	11
Compensation Committee	9
Corporate Governance and Nominating Committee	7
Finance Committee	7

Each incumbent director attended 85% or more of the total number of meetings of the Board and the committees on which he or she served during the year. The Company’s non-employee directors held four independent director meetings without management present during the fiscal year 2008.

The Company expects all Board members to attend the annual general meeting, but from time to time other commitments prevent all directors from attending the meeting. All of the directors attended the most recent annual general meeting of shareholders, which was held on June  4, 2008.

Compensation of Directors

Director Compensation

For fiscal year 2008, non-employee directors received an annual cash retainer of $80,000. When board or committee meetings exceeded the regularly scheduled meetings (6 meetings for the Board and each Committee other than Audit, and 8 meetings for the Audit Committee) or when unscheduled planning sessions were held at the request of management, each non-employee director received an additional $2,500 for attending such meeting or session. The chair of the Audit Committee received a $30,000 annual cash retainer and the chairs of the Compensation Committee, Corporate Governance and Nominating Committee and Finance Committee each received a $10,000 annual cash retainer. Each director who served as Lead Director received, on a pro-rated basis, a $15,000 annual cash retainer and each Audit Committee member (other than the Audit Committee chair) received a $5,000 annual cash retainer. In addition, each non-employee director was credited with common share equivalents representing $95,000 in fair market value of Class A common shares for the 2008 fiscal year. The common share equivalents were credited to an account maintained for each non-employee director (a “Deferred Compensation Account”) in our Director Deferral Plan II (as described below).

Beginning in fiscal year 2009, non-employee directors will no longer defer compensation to the Director Deferral Plans. As such, non-employee directors who have met their share ownership requirement of 20,000 shares will receive an annual retainer of $175,000 (to be paid in either cash or Class A common shares, or a combination of both, at the option of each non-employee director). Non-employee directors who have not met their share ownership requirement of 20,000 shares will receive at least $52,500 of the $175,000 annual retainer in the form of Class A common shares and will have the option to elect to receive a higher percentage of their annual retainer in the form of Class A common shares. Director compensation relating to Committee service will remain unchanged from fiscal year 2008.

Director Deferred Compensation

The Director Deferral Plans are unfunded, non-qualified plans that enable non-employee directors to defer receipt of all or a part of their cash retainer and other fees. In light of the American Jobs Creation Act of 2004, a “mirror plan” for the Director Deferral Plan I was created (referred to in this proxy statement as the Director Deferral Plan II). The purpose of this mirror plan is not to provide additional benefits to directors, but merely to preserve the tax treatment of the original Director Deferral Plan I, which is a plan that was in place prior to

December 31, 2004. Each director is fully vested in amounts credited to the director’s Deferred Compensation Account. Prior to August 1, 2007, all 2007 fiscal year distributions under the Director Deferral Plans were made in cash based on the value of the account at the time of distribution. Effective August 1, 2007, all distributions of credited amounts deemed to be invested in Class A common shares will now be settled in Class A common shares at the time of distribution rather than in cash. All distributions of credited amounts deemed to be invested in other investment options will continue to be settled in cash.

In December 2008, the Board determined that it would cease deferrals of compensation into its Director Deferral Plans, effective as of December 31, 2008.

2008 Director Compensation

The compensation paid or credited to our non-employee directors for the year ended December 31, 2008, is summarized in the table below:

Name	Fees earned or paid in cash ($)(a)	All Other Compensation ($)(b)	Total ($)
A.C. Berzin	100,000	95,000	195,000
J. L. Cohon(c)	51,667	55,416	107,083
G.D. Forsee	92,500	95,000	187,500
P.C. Godsoe	92,500	95,000	187,500
E. E. Hagenlocker(c)	54,167	55,416	109,583
C.J. Horner	100,000	95,000	195,000
H.W. Lichtenberger	107,500	95,000	202,500
T.E. Martin	102,500	95,000	197,500
O.R. Smith	107,500	95,000	202,500
R.J. Swift	125,000	95,000	220,000
T.L. White	97,500	95,000	192,500

(a)	The amounts in this column represent the $80,000 annual cash retainer, the Committee Chair retainers, the Audit Committee Member Retainer, the Board, Committee and other meeting or session fees, and the Lead Director fees as summarized in the table below:

	Cash Retainer ($)	Chair Retainer ($)	Audit Committee Member Retainer ($)	Board, Committee and Other Meeting or Session Fees($)	Lead Director Fees($)
A.C. Berzin	80,000	—	5,000	15,000	—
J. L. Cohon	46,667	—	—	5,000	—
G.D. Forsee	80,000	5,000	—	7,500	—
P.C. Godsoe	80,000	—	5,000	7,500	—
E. E. Hagenlocker	46,667	—	2,500	5,000	—
C.J. Horner	80,000	5,000	—	15,000	—
H.W. Lichtenberger	80,000	10,000	5,000	12,500	—
T.E. Martin	80,000	—	5,000	10,000	7,500
O.R. Smith	80,000	10,000	—	17,500	—
R.J. Swift	80,000	30,000	—	15,000	—
T.L. White	80,000	—	—	10,000	7,500

(b)	The amounts in this column represent the $95,000 retainer provided to each non-employee director in the form of Class A common shares for fiscal year 2008.

(c)	The compensation reflected for Dr. Cohon and Mr. Hagenlocker commenced in June 2008 when they became directors.

For each non-employee director at December 31, 2008, the following table reflects unexercised stock options, all of which are vested:

Stock Options(#)
A. C. Berzin	9,000
J. L. Cohon	96,192
G. D. Forsee	0
P. C. Godsoe	22,500
E. E. Hagenlocker	40,608
C. J. Horner	0
H. W. Lichtenberger	22,500
T. E. Martin	22,500
O. R. Smith	22,500
R. J. Swift	9,000
T. L. White	22,500

COMPENSATION DISCUSSION AND ANALYSIS AND EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The role of the Compensation Committee, which is composed solely of independent directors, is to oversee the Company’s compensation plans and policies, administer its equity-based plans (including the review and approval of stock option grants and other forms of equity compensation to executive officers) and review and approve all compensation relating to executive officers, including the six named executive officers named in the Summary Compensation Table (the “NEOs”). Decisions regarding the compensation elements and amounts for the CEO are decided exclusively by the Compensation Committee, and the CEO is not privy to this information until decisions have been made. Decisions regarding compensation for the other executive officers are decided by the Compensation Committee based on recommendations made by management and the CEO. In addition, the Compensation Committee is responsible for reviewing employee benefit plans and making recommendations to the Board of Directors for significant amendments or termination of the Company’s executive incentive compensation plans and equity-based plans as well as its principal pension and welfare plans. The full details of the Compensation Committee’s duties are described in the Charter of the Compensation Committee, which is available on our website at www.ingersollrand.com.

The Compensation Committee has the authority to retain an independent compensation consultant and has on occasion used Frederic W. Cook & Co., Inc., which the Company does not otherwise use for any other purpose.

Since the beginning of fiscal year 2008, the Compensation Committee has addressed a number of additional items, including:

•	The continuing review and refinement of the Company’s executive compensation philosophy to reflect its transformation following the acquisition of Trane Inc. in June 2008;

•	The reconfiguration of the peer group of companies against which the Company’s executive compensation plan is benchmarked;

•

The review and refinement of the fiscal 2009 equity award program to help manage the usage of shares, and to better align executive officer compensation with the Company’s five design principles described below; and

•

The recommendation to the Board of Directors to review and approve a shareholders advisory vote on executive compensation (i.e., “say on pay”), in which shareholders can cast an annual, nonbinding vote regarding the company’s compensation philosophy and programs.

Compensation Philosophy—Beliefs and Principles

The purpose of the Company’s executive compensation programs is to enable it to attract, retain, deploy and focus the talents and energies of employees who are capable of meeting the current and future goals of the Company, most notably, the creation of shareholder value.

Five design principles govern the executive compensation programs:

1. General program competitiveness:

Total compensation opportunities within the Company must serve to attract and retain top performers. All of the Company’s executive compensation programs are based on market data to ensure their competitiveness. We establish our program target award levels at or near the median (50th percentile) of the markets in which we operate.

2. Pay for performance:

A large percentage of an executive’s total compensation opportunity is contingent on, and variable with, performance. Performance is measured on: 1) actual business unit and Company financial performance against pre-established business plans (beginning in performance year 2009, part of the compensation opportunity is also based on the Company’s Earnings per Share (EPS) growth relative to the S&P 500 Industrial Index) and 2) the executive’s demonstrated ability to achieve Company objectives, develop and carry out strategic initiatives, contribute to both the growth and operational excellence of the Company, and demonstrate collaboration in the pursuit of a one-company culture. Total compensation can exceed the market median if performance exceeds the target. Conversely, if performance falls short of the target, total compensation can fall below the currently prevailing market median.

3. Internal parity:

An employee’s total compensation opportunity is proportionate with work contribution, which is a function of each individual’s role. Thus, jobs of similar value are assigned similar compensation opportunity, based on job grading and evaluation.

4. Alignment with various business strategies:

The executive compensation programs are structured to be flexible in recognizing that individuals within business units must focus on specific financial measures to meet the short and long term plans of the business unit for which they are accountable. This principle, in conjunction with the Company-wide philosophy of general competitiveness, pay for performance and internal parity, determines the award opportunity for business unit leaders. Thus, it is not only possible but also desirable for certain sector or business unit leaders to earn substantial awards in years when their units outperform the Company as a whole. Conversely, if a sector or business unit fails to meet its annual plan, that sector or business unit’s leader may earn a lesser award in that year than his or her peers in a business unit or sector that met or exceeded its goals.

5. Shareholder alignment:

The value of the variable compensation components, i.e., annual cash incentive payments plus equity-based awards, which make up a substantial portion of the executive’s compensation, is directly linked to the financial performance of the Company and to the value of the Company’s Class A common shares. Thus, the variable pay programs provide a strong incentive to create shareholder value, and establish clear alignment of the interests of our shareholders and of the executives.

Executive Compensation Programs

Program Structure and Compensation Committee Judgment

The Company has designed the executive compensation programs in particular to reward improvement in sales, earnings and other financial measures, as well as operational excellence and sustained individual performance. Because we operate in an ever-changing environment that is affected by economic, technological, regulatory and competitive factors beyond our control, the Compensation Committee may consider such factors in its process of setting specific performance targets for annual incentive awards and in actually determining such awards.

The Company makes decisions relating to program design and pay adjustments in the context of the guiding principles and overall compensation objectives described above as well as market practices. To accomplish these objectives, we must have compensation and benefits programs that provide competitive total rewards relative to the labor markets for our executives while controlling costs for the benefit of our shareholders. We intend total compensation opportunities to be targeted at or near the median of the markets in which we operate. The position of each particular executive in the targeted range may fluctuate in any given year based on salary increases, annual incentives and equity-based plan grants, all of which are driven by attainment of individual, business unit and corporate financial measures which are described below. In addition, the targeted range itself will vary from year to year depending upon changes in compensation for the peer group of companies and employment market competitiveness in general. Therefore, while the Compensation Committee believes that it is important to base compensation decisions on the most recent data available, it retains the discretion to go above or below the targeted award ranges for any individual or for any specific element of compensation. Although the compensation programs provide the Compensation Committee with formulaic guidelines and a framework within which to set a particular executive’s compensation, ultimately, the Compensation Committee uses their collective judgment when determining precisely how much to pay that executive. Consequently, the actual amounts of compensation that we pay to our executives may be more or less than the targeted compensation opportunity in any given year.

Tax and Accounting Considerations

The Company generally intends the variable compensation paid to the NEOs to qualify as performance-based within the meaning of Section 162(m) of the Internal Revenue Code so as to be tax deductible by the Company, which benefits our shareholders. In order to qualify as performance based, the compensation must, among other things, be paid pursuant to a shareholder approved plan upon the attainment of objective performance criteria. The Compensation Committee believes that tax deductibility of compensation is an important factor, but not the sole factor, in setting executive compensation policy and in rewarding superior executive performance. Accordingly, although the Compensation Committee generally intends to avoid the loss of a tax deduction due to Section 162(m), it reserves the right to pay amounts that are not deductible in appropriate circumstances. In determining variable compensation programs, the Company considers other tax and accounting implications of particular forms of compensation such as the implications of Section 409A of the Code governing deferred compensation arrangements and favorable accounting treatment afforded certain equity based plans that are settled in shares; however, the forms of variable compensation utilized are determined primarily by their effectiveness in providing maximum alignment with key strategic objectives and the interests of our shareholders.

Timing of Awards

All equity and non-equity awards are granted at the first meeting of the Compensation Committee each year, which is usually held the first Wednesday of February. The timing of this meeting allows management to review the prior year performance and assemble all of the necessary information for the Compensation Committee’s consideration. This meeting date usually follows the release of prior year earnings results. The date is not selected or changed to increase the value of stock option awards for executives. In 2009, since the Company’s annual earnings release was on February 11, 2009, the Compensation Committee held a telephonic meeting on February 12, 2009 to approve the annual grant of equity awards, including stock options, which were granted and priced on February 12, 2009. This delay was intended to enable the market to assimilate the information contained in the earnings release of February 11, 2009, which is one day before the exercise price of the stock options was established.

Peer Group Comparison

The Compensation Committee periodically reviews and evaluates the executive officer compensation practices against the practices and pay levels of other similar companies with which we compete for executive talent. These comparisons are conducted throughout the year through a variety of methods such as: direct analysis of the proxy statements of other diversified industrial companies (see peer group below) ranging in size from approximately $11 billion to $58 billion in revenues, a review of compilations of survey data of companies of similar size in a range of industries published by several independent consulting firms, and a review of customized compensation surveys performed by independent consulting firms. No single source of information controls the decision on compensation. The Peer Group has been revised to reflect the new company makeup resulting from the two major divestitures in 2007 as well as the acquisition of Trane in June 2008. Some of the companies included in these compensation surveys are the same as those comprising the Standard & Poor’s 500 Industrial Index referred to in the Company’s Annual Report on Form 10-K under the caption “Performance Graph.”

Diversified Industrial Peer Group Members
3M
Cummins, Inc.
Danaher Corp/DE
Dupont
Eaton Corp
Emerson Electric
Honeywell International
Illinois Tool Works Inc.
ITT Industries Inc.
Johnson Controls Inc.
Paccar Inc.
Parker Hannifin Corp
PPG Industries
Raytheon
Textron
Tyco International
United Technologies

The Compensation Committee anticipates that the peer group will change if the Company’s size or lines of business change, or if the peer companies show changes in their businesses or operations. Any change to the compensation peer group is subject to Compensation Committee approval.

Total Direct Compensation

An executive’s total direct compensation opportunity is comprised of four key programs: base salary, the annual incentive matrix (“AIM”) program, the performance share program (the “PSP”) and the stock option/restricted stock unit/ program.

Base Salaries

We determine base salaries for the Company’s executive officers, including the NEOs, by evaluating the responsibilities of the executive officers and their competence to perform their role and by reference to the competitive marketplace for executive talent, as described above.

The Annual Incentive Matrix (AIM) Program

The AIM program is an annual cash incentive program that provides rewards for the achievement of pre-established annual performance objectives, which are based on the annual operating plan of the Company’s business units, sectors, and enterprise as a whole. An annual target award level, expressed as a percentage of base salary, is established for each participant. The target award level is based on the relative importance of each participant’s role within the Company as well as the compensation levels of similar jobs in other comparable companies. The program provides annual cash awards that are contingent on, and variable with, specific performance measures, associated with individual, business unit and enterprise performance. Awards can range from zero to 150% of target. As previously disclosed by the Company, the Compensation Committee in August 2008 approved a change to the AIM program under which the maximum cash incentive award was increased from 150% of the target amount to 200% of the target amount for all participants in the program, consistent with the prevailing market practices of the peer group. In addition, the financial measure weighting will change to 50% Earnings per Share (EPS) and 50% Available Cash Flow (ACF). Both these changes are applicable to AIM awards to be paid in February 2010, for performance year 2009.

2008 Performance Targets

For fiscal year 2008, the pre-established performance targets compared to the actual reported performance results are as follows:

	Pre-Established Performance Targets	Actual Reported Performance Results
Earnings Per Share (EPS)	$3.90	$3.34
Available Cash Flow (ACF)	$1.1B	$654M
Return on Equity (ROE)	9%	9.9%

The CEO’s 2008 AIM Award

The CEO’s AIM opportunity for the fiscal year 2008 was based on a target award level of 175% of base salary, which for the 2008 performance period (paid in February 2009) was $2,231,250 (175% of base salary of $1,275,000). Actual awards under the program for the 2008 performance year could vary according to performance from zero to 150% of the target, in this case, up to $3,346,875. Performance is measured against pre-established objectives for three financial measures and are weighted as follows:

Earnings Per Share (EPS) vs. Plan	60%
Available Cash Flow (ACF) vs. Plan	20%
Return on Equity vs. Plan	20%

The Compensation Committee reviews the annual performance against the financial measures as described above, and then applies the Compensation Committee’s collective judgment regarding the CEO’s overall performance. The calculation is as follows:

For the fiscal year 2008 performance period, to a great extent influenced by the difficult economic climate facing all global companies, the actual results for EPS and ACF were below the Company’s 2008 annual operating plan; however, ROE performance exceeded the annual operation plan. Based on these financial results, the Compensation Committee awarded the CEO an AIM award of $1,425,000 which was approximately 36% below the target award level established for 2008, and 53% below the actual award earned for 2007 performance.

The AIM Award for Other Named Executive Officers (NEOs)

The other NEOs fall into the categories of: sector presidents or functional staff leaders (such as the Chief Financial Officer and the General Counsel).

Sector presidents receive AIM awards that are based on a target award level expressed as a percentage of salary, and are a function of their individual performance, the financial performance of their sector (measured by sales, operating income (OI), available cash flow (ACF), return on invested capital (ROIC)), and the financial performance of the enterprise as a whole. The calculation is as follows:

The relative weight assigned to each performance category varies by sector depending on the particular business strategy and circumstances for each unit. For sector participants the emphasis is on individual and sector performance, but with some exposure to the performance of the enterprise as a whole, that is, 10%. If the financial performance category is at or below 75% of plan (Enterprise and/or Sector), the program produces a zero award for that category, and that in turn results in a zero award for that category, which can significantly impact the AIM award.

Similarly, functional staff leaders receive AIM awards that are based on a target award level, expressed as a percentage of base salary, and are a function of their individual performance and the financial performance of the enterprise. The calculation is as follows:

For functional staff leaders, the emphasis is on individual performance and enterprise performance measured in terms of EPS, ACF and ROE. As with the sector presidents, if the financial performance category is at or below 75% of plan, the program produces a zero award for that category, and that in turn results in a zero award for that category, which can significantly impact the AIM award.

The resulting AIM award calculations for all the NEOs are as follows:

Name	Title	AIM Target Award Level ($)	Actual Award ($)	Actual Award as a % of Target (%)
H. L. Henkel	Chairman, Chief Executive Officer, and President	2,231,250	1,425,000	64.0%

S. R. Shawley	Senior Vice President and Chief Financial Officer	472,500	290,559	61.5%

M. W. Lamach	President, Chief Operating Officer and Sector President(a)	517,500	390,920	75.5%

P. Nachtigal	Senior Vice President and General Counsel	393,750	227,981	57.9%

J. R. Bolch	Senior Vice President	450,000	184,590	41.0%

J. V. Gelly	Former Chief Financial Officer	495,000	143,303	29.0%

(a)	In February 2009 Mr. Lamach was elected President and Chief Operating Officer and continues to serve as Senior Vice President and President, Trane Commercial.

Senior Executive Performance Plan

The Senior Executive Performance Plan (the “SEPP”) is a shareholder approved plan that funds the annual cash incentive awards (AIM) that may be granted to each of the NEOs. The pool is established based on the profit after tax in excess of 6% Return on Equity (“ROE”). Thus, if the Company fails to generate profits in excess of 6% ROE, no pool is created to fund the AIM awards for the NEOs. In such case, any cash incentive awards to the NEOs are at the discretion of the Compensation Committee and would not be considered to be made under the SEPP. Since the inception of this shareholder approved plan over a decade ago, the Company has always generated more than sufficient profit to fund the plan, that is, well in excess of the 6% ROE threshold. The pool established by the formula described above represents the maximum amount that the Compensation Committee can approve as performance-based cash compensation for its NEOs in accordance with Section 162(m) of the Code. The Compensation Committee generally exercises its discretion to pay less than the maximum amount to the NEOs after considering the factors described in the AIM Program section above.

Performance Share Program (PSP)

The PSP program provides awards for the achievement of both pre-established annual financial performance (EPS) and strategic initiatives of the Company. Annual target award levels, expressed as a number of Class A common share equivalents, are established for each participant. The maximum payout opportunity is 200% of the annual target award level. The PSP awards for the 2008 performance year have a one year vesting period and the awards, once vested, are made in the form of Class A common shares.

As the Company previously disclosed, on October 4, 2008, the Compensation Committee approved certain changes to the Company’s long-term incentive compensation programs to be implemented beginning with the 2009 performance year. Under the revised incentive compensation programs, the current one year performance period under the Company’s PSP Program will be changed to three year performance periods starting with the year 2009 in order to increase the long-term nature of incentive compensation for PSP participants. In addition, PSP awards will be made based on the Company’s relative EPS growth as compared to the peer group companies in the S&P 500 Industrial Index over the three year performance period. To transition between the current one year PSP program and the revised three year PSP program, there will be a one-time PSP award with a two year performance period for 2009 through 2010 which will be based on the Company’s EPS growth relative to the S&P 500 Industrial Index peer group and the publicly announced Trane acquisition synergy savings. In addition, the Compensation Committee determined the 2008 PSP awards by placing primary emphasis on financial objectives in light of the current economic environment. The Compensation Committee retains the authority and discretion to make downward adjustments to the calculated PSP award amounts, either as a percentage or a dollar amount, or not to grant any award regardless of actual performance against goals.

For fiscal year 2008, the calculation of the CEO’s PSP payment is as follows:

The 2008 PSP calculation for the other NEOs is as follows:

The resulting PSP award calculation for all of the NEOs is as follows:

	PSP Target Award Level	EPS Factor	Committee Judgment	Resulting Award
H. L. Henkel	100,000 shares	55.2%	No Adjustment	55,200 shares
S. R. Shawley	14,000 shares	55.2%	No Adjustment	7,728 shares
M. W. Lamach	12,000 shares	55.2%	No Adjustment	6,624 shares
P. Nachtigal	12,000 shares	55.2%	No Adjustment	6,624 shares
J. R. Bolch	12,000 shares	55.2%	No Adjustment	6,624 shares
J. V. Gelly(a)	14,000 shares	55.2%	No Adjustment	3,294 shares

(a)	Mr. Gelly left the Company on June 4, 2008 and therefore received a pro-rated award (pro-rated at 42.6%).

As depicted above, as a result of 2008 performance being below plan, the program produced awards below their target opportunity for all current NEOS, including the CEO.

For fiscal year 2008, the pre-established performance target for EPS was $3.90, while the fiscal year 2008 EPS actual performance used to calculate the PSP award was $3.34, that is, 85.6% of the enterprise business plan.

Stock Options/Restricted Stock Units

The Company’s 2008 stock option program supports the Company’s belief in the principle of pay for performance. The Company’s stock option program had both a short-term and a long-term dimension. It was short term in that it is an annual plan with award size based on annual performance. It was long term in that the stock options vest one-third a year over the three years following the grant. In addition, the value created through the rising market value of our Class A common shares over the ten-year term of the options is a reflection of the effectiveness of our sustained long-term efforts. Stock options under the Company’s Incentive Stock Plans are granted annually at an exercise price equal to the fair market value of Class A common shares on the date of grant and can never be issued at less than fair market value.

On February 12, 2009, the Compensation Committee approved a change to the Company’s equity grant approach whereby options would no longer be used as the primary equity vehicle for eligible participants (other than the CEO(1)), but instead a mix of options and restricted stock units (“RSUs”) would be utilized. The RSUs will vest ratably over 3 years and any accrued dividend equivalents will be paid in cash at the time of vesting. As a result of this change, eligible participants may receive (i) stock options, (ii) RSUs or (iii) a combination of both stock options and RSUs under the Company’s Incentive Stock Plan of 2007. Those participants receiving combination grants will receive a split with 50% of the intended grant value in stock options and the balance translated into RSUs using a 1:5 conversion ratio (one RSU for every five stock options), resulting in approximately a 15% decrease in the total value of the combination grant.

The Compensation Committee believes that this revised approach conserves share usage under the Company’s Incentive Stock Plan and better balances risk and reward to equity plan participants. The Compensation Committee plans to review the Company’s equity grant policies on a regular basis to ensure the best approach for the Company and its shareholders.

The Compensation Committee also approved on October 4, 2008 the elimination of the use of the EPS factor to determine the number of stock option/RSUs that may be awarded. Stock option/RSU grants made in 2009 and thereafter will be forward-looking (based on the established market value for the job along with the individual’s sustained performance measured against leadership competency-based objectives), and therefore the use of a prior year’s financial metric is no longer used.

2008 Stock Option Award for the CEO

For the other NEOs, the same methodology is used to calculate the stock option/RSU award with the only difference being that the individual performance score is based on each participant’s leadership competency-based objectives.

(1)	To ensure that the CEO’s variable compensation is 100% performance based, his award remains solely in the form of stock options. The CEO’s stock option grant, awarded in February 2009, was 15% below his target award.

Calculation of Award for other NEOs:

The resulting Stock Option/RSU Awards for all of the NEOs are as follows:

	2008 Stock Option Target	Actual Stock Option Award	Actual RSU Award	Actual Total Award as a % of Target (%)
H. L. Henkel	500,000	425,000	N/A	85%
S. R. Shawley	131,250	65,625	13,125	84%
M. W. Lamach	132,250	66,125	13,225	84%
P. Nachtigal	96,840	48,420	9,684	84%
J. R. Bolch	100,000	50,000	10,000	84%
J. V. Gelly(a)	N/A	N/A	N/A	N/A

(a)	Since Mr. Gelly left the Company on June 4, 2008, he was not eligible for an option award.

The Mix of Total Direct Compensation

The chart below shows the relative proportion of each program by executive category (based on target award levels):

	# In Category	Base Salary Program	Annual Incentive Program	Stock Option/RSU Program	Performance Share Program	Total Variable Pay Opportunity at Target	Total Direct Compensation at Target
Chairman, President, CEO	1	17%	29%	32%	22%	83%	100%
Other Current Named Executive Officers	5	31%	27%	30%	12%	69%	100%
Other Current Officers & Senior Leaders	36	42%	27%	24%	7%	58%	100%
Total Group	42	21%	29%	31%	19%	79%	100%

Analysis Regarding Mix:

•	Total variable pay opportunity is comprised of the AIM program, stock option/RSU program and PSP program, and, together with the base salary, comprises the total direct compensation.

•

79% (total variable pay opportunity) of executive compensation opportunity was contingent on, and variable with, performance against pre-established business plans, while 50% (stock option/RSU and PSP programs) was contingent on, and variable with, stock price performance.

•	Employees with higher levels of responsibilities had a greater portion of their pay opportunity at risk, that is, dependent on individual, business unit, sector and Company performance.

•	83% of the CEO’s total direct compensation opportunity is contingent on performance; 69% of total direct compensation for the other current NEOs is contingent on performance.

•

As the chart clearly reflects, the Company has deliberately chosen to put less emphasis on base salary and more emphasis on variable pay in structuring the executives’ compensation packages. Although we do not use mathematical weightings when determining the mix of the various compensation components, we lean heavily toward variable pay to more closely align the pay of our executives with the creation of value for our shareholders. The value of the variable pay components (AIM, PSP and stock option/RSU) is directly tied to Company performance, and therefore the bulk of executives’ annual total direct compensation opportunity hinges on the successful performance of the Company. This is consistent with compensation practices of peer companies as well as general industry survey data for companies of our size, and reflects our pay for performance principle.

Executive Deferred Compensation Plans (EDCP Plans)

The Executive Deferred Compensation Plan (the “EDCP Plan I”) and the Executive Deferred Compensation Plan II (the “EDCP Plan II” and, together with the EDCP Plan I, the “EDCP Plans”) enable and encourage eligible employees to defer receipt of a part of their annual salary, AIM award and/or PSP award in exchange for investments in Class A common shares or mutual fund investment equivalents. Refer to the Nonqualified Deferred Compensation table for a more detailed description of the EDCP Plans.

Share-Ownership Guidelines

A formal share-ownership program has been established by the Company, which requires that its senior-most executives achieve and maintain ownership of Class A common shares or Class A common share equivalents at or above a prescribed level. The requirements are as follows:

	Number of Participants as of 12/31/08	Individual Ownership Requirement (Shares and Equivalents)
Chief Executive Officer	1	150,000 shares
Executive Vice Presidents & Chief Operating Officer	0	75,000 shares
Senior Vice Presidents	9	40,000 shares
Corporate Vice Presidents	10	15,000 shares
Other Participants	22	6,000 shares

The share-ownership program requires the accumulation of shares (or Class A common share equivalents) over a five-year period starting in February 2004 (or the date the person becomes subject to share-ownership requirements, if later) at the rate of 20% of the required level each year. Ownership credit is given for actual Class A common shares owned, deferred compensation that is invested in Class A common shares within the EDCP Plans, Class A common share equivalents accumulated in the qualified and non-qualified employee savings plans and RSUs that have vested as well as share equivalents awarded under the PSP Program. Neither stock options nor stock appreciation rights count towards meeting the share-ownership target. If executives fall behind their scheduled accumulation level over the five years, or they fail to maintain their required level of ownership after the five-year accumulation period, their right to exercise stock options will be limited to “buy and hold” transactions until the required ownership level is achieved. As of March 31, 2009, all of the officers subject to the share-ownership guidelines were in compliance with these requirements.

Executive Perquisites

The Company’s philosophy is to provide perquisites at levels consistent with prevailing market practice. Company-leased cars are provided for business and personal use, with the estimated value associated with personal use taxable to the executives. Also provided are medical examinations and appropriate, physician-recommended medical tests under the Executive Health Program. Financial counseling and tax-preparation services, a portion of which is imputed to the executive’s income, are also provided. In addition, for security and safety reasons and to maximize his availability for Company business, the Board of Directors requires the CEO to travel exclusively on Company-provided aircraft for both business and personal purposes. The value associated with this personal travel is imputed to the CEO’s income in accordance with IRS regulations. Since the Company’s policy mandates that the CEO utilize Company-provided aircraft, the Company pays a gross-up to reimburse federal, FICA and state taxes resulting from this imputation. The incremental cost to the Company for perquisites is reported in “All Other Compensation” shown in the Summary Compensation Table. In addition, if any NEO participates in the Company’s general relocation program, the benefits received as part of that relocation are also considered perquisites by the SEC and are reported as “All Other Compensation” in the Summary Compensation Table. These relocation benefits include a gross-up payment to reimburse applicable taxes resulting from relocation expenses that are imputed as income to the employee, including federal, state and FICA taxes.

Retirement Programs and Other Benefits

The Company and its subsidiaries maintain a number of defined benefit pension plans for their officers and other employees. The purpose of the pension plans is to provide for fixed benefits upon retirement based on the individual’s age and number of years of service. These plans(2) include:

•	the qualified Ingersoll-Rand Pension Plan Number One (the “Pension Plan”);

•	the Ingersoll-Rand Supplemental Pension Plans; and

•	the Elected Officers Supplemental Programs

The Pension Plan is a funded, tax qualified, non-contributory defined benefit plan that covers the majority of the Company’s salaried U.S. employees. The Pension Plan provides for normal retirement at age 65. Vesting occurs after five years of service regardless of age. The formula to determine the lump sum benefit under the Pension Plan is: 5% of final average pay (the five highest out of the last ten years of eligible compensation) for each year of credited service. A choice for distribution between an annuity and a lump sum option is available. For the current NEOs, based on the average of their age, service and compensation history, the average replacement income generated by the Pension Plan, expressed as a percentage of pre-retirement annual cash compensation, is approximately 1%.

The Supplemental Pension Plans are unfunded, non-qualified, non-contributory defined benefit restoration plans, i.e., they provide benefits to each individual U.S. participant in the amounts which would have been payable under the Pension Plan had payments under the Pension Plan not been subject to IRS limits on annual compensation recognized to calculate the Pension Plan benefits. Benefits under the Supplemental Pension Plans are available only as a lump sum after termination unless the lump sum value is deferred under the EDCP Plans in accordance with plan provisions. Approximately 350 employees are covered under the Supplemental Pension Plans. For the current NEOs, based on the average of their age, service and compensation history, the average replacement income generated by the Supplemental Pension Plans, expressed as a percentage of pre-retirement annual cash compensation, is approximately 2.6%.

(2)	In light of the American Jobs Creation Act of 2004, “mirror plans” for the Ingersoll-Rand Supplemental Pension Plan (the “Supplemental Pension Plan I”), Elected Officer Supplemental Program (the “EOSP I”) and the EDCP Plan were created. These mirror plans are the Ingersoll-Rand Supplemental Pension Plan II (the “Supplemental Pension Plan II” and, together with the Supplemental Pension Plan I, the “Supplemental Pension Plans”), the Elected Officer Supplemental Program II (the “EOSP Plan II” and, together with the EOSP Plan I, the “EOSP Plans”) and the EDCP Plan II. The purpose of these mirror plans is not to provide additional benefits to participants, but merely to preserve the tax treatment of the original programs, that is, plans that were in place prior to December 31, 2004. The mirror plan benefit is calculated by subtracting the original benefit value to avoid double-counting the benefit.

The EOSP Plans are unfunded, non-qualified, non-contributory defined benefit plans, designed to replace a percentage of a participant’s final average pay based on his or her age and years of service at the time of retirement. Final average pay is defined as the sum of the individual’s current annual salary plus the average of the individual’s three highest AIM awards during the most recent six years. No other elements of compensation (other than salary and AIM awards) are included in the definition of the final average pay. The EOSP Plans provide a benefit pursuant to a formula in which 1.9% of a participant’s final average pay is multiplied by the participant’s years of service (up to a maximum of 35 years) and then reduced by the value of other retirement benefits the participant will receive that are provided by the Company under certain qualified and non-qualified retirement plans as well as Social Security. If additional years of service were granted to an NEO as part of his or her employment agreement, those additional years of service are reflected on the Pension Benefits table in this proxy statement. Participation in the EOSP Plans is limited to elected officers of the Company, of which there are currently 19 participants. Unreduced benefits under the EOSP Plans are available at age 62 and benefits are only available as a lump sum after termination unless the lump sum value is deferred under the EDCP Plans in accordance with plan provisions. For the current NEOs, based on the average of their age, service and compensation history, the average replacement income generated by the EOSP Plans, expressed as a percentage of pre-retirement annual cash compensation, is approximately 40.1%.

The Company offers a qualified, defined contribution (401(k)) plan called the Ingersoll-Rand Company Employee Savings Plan (the “ESP”) to its salaried and hourly U.S. workforce. The ESP is a plan that provides a dollar for dollar Company match on the first six percent of the employee’s contributions to the ESP. The ESP has a number of investment options and is an important component of the Company’s retirement program. For the current NEOs, based on the average of their age, service and compensation history, the average replacement income generated by the company match in the ESP, expressed as a percentage of pre-retirement annual cash compensation, is approximately 0.8%.

The Company also has a non-qualified, defined contribution plan. The Ingersoll-Rand Company Supplemental Employee Savings Plan (the “Supplemental ESP”) is an unfunded plan that makes up matching contributions that cannot be made to the ESP due to IRS or plan limitations. The Supplemental ESP consists of notional Company contributions only. For investment purposes, these notional contributions are deemed to be invested in Class A common shares of the Company. There is no investment discretion in this plan. Approximately 350 employees are covered under this plan. For the current NEOs, based on the average of their age, service and compensation history, the average replacement income generated by the Supplemental ESP, expressed as a percentage of pre-retirement annual cash compensation, is approximately 1.1%.

The Company provides an enhanced, executive long-term disability plan to officers and other senior leaders. The plan provides for a higher monthly maximum than the standard group plan, a more favorable definition of disability and has an underlying individual policy that is portable when the executive terminates.

Discontinued (Frozen) Benefit Plans

The following plans represent old legacy benefit plans that are now frozen and no longer offered to new employees. Since several of our NEOs are long-tenured, they retain benefits under these plans, and therefore the plans are described in detail below to provide full disclosure.

The Company established a 10-Year Annuity Program (the “10-Year Annuity Plan”) to provide additional post-employment payments to executive officers to make up for a reduction in the amount of life insurance the executive officers could purchase under the Company’s Group Term Life Insurance Plan. Pursuant to the 10-Year Annuity Plan, the Company has entered into arrangements with Mr. Henkel and Ms. Nachtigal under which the Company is obligated to pay Mr. Henkel $125,000 and Ms. Nachtigal $45,000 annually for a ten-year period commencing the later of age 62 (or 65 in the case of Ms. Nachtigal) or termination of employment with the Company, so long as their employment with the Company is not terminated for cause and as long as they meet certain non-competition obligations. In Mr. Henkel’s case, he must work until age 62 in order to qualify for this benefit. In the event of death, the benefits payable to Mr. Henkel and Ms. Nachtigal would be paid to their respective estates to the extent not already paid. In the case of Mr. Henkel, the Company is a beneficiary of a life insurance policy on Mr. Henkel and, based on actuarial assumptions, the life insurance proceeds receivable by the Company will defray the costs associated with this program. Participation in the 10-Year Annuity Plan was frozen in 1999. For the current NEOs, based on the average of their age, service and compensation history, the average replacement income generated by the 10-Year Annuity Plan, expressed as a percentage of pre-retirement annual cash compensation, is approximately 1.1%.

The Senior Executive Death Benefit program was established in 1988 to provide Company officers with pre and post retirement death benefits, which had previously been provided under the Company’s Group Term Life Insurance Plan. Under the Senior Executive Death Benefit program, the Company provides Mr. Henkel and Ms. Nachtigal with life insurance coverage of one times annual base salary and AIM program award (increased in certain instances to account for income tax obligations payable by the executive’s estate in respect of such supplemental coverage). Participation in this plan was frozen in 1999.

The Company established the Estate Enhancement Program in 1998 to provide a means for executive officers to accumulate estate assets through an insurance benefit. In accordance with the Estate Enhancement Program, in 1999 and 2000, Ms. Nachtigal waived her right to receive $100,000 ($200,000 in the aggregate) of distributions under the then existing PSP program. In connection with these waivers, the Company entered into an arrangement under which it purchased life insurance policies on the life of Ms. Nachtigal, the proceeds of which are payable to designees of Ms. Nachtigal. The program is designed in such a way that the cost of the life insurance policies is unlikely to exceed the cost the Company would have incurred with respect to the distributions waived by Ms. Nachtigal. Participation in this plan was frozen in 2002.

The Management Incentive Unit Plan (the “MIU Plan”) was established to provide an incentive to attract and retain top performers and to focus the attention of the participants on shareholder value. The MIU Plan has since been replaced with other long-term incentive awards. Participation is frozen and no new MIU awards under this plan have been made since 1990. The MIU Plan is a non-qualified plan that provides quarterly cash payments of dividends and accruals of Class A common share equivalents to active participants based upon the number of MIU units previously awarded to a participant. When cash dividends are paid on the Company’s Class A common shares, a participant is paid a cash amount equal to one-half of the dividends the participant would have received had the participant owned one share of Class A common share for each MIU unit granted to the participant. The remaining one-half of each cash dividend is credited to an account for the participant and is converted into Class A common share equivalents which also are held in the participant’s MIU account. The one-half portion of the dividend that is credited as a Class A common share equivalent is included in the pension value of accumulated benefit column of the Pension Benefits table. Following retirement, distributions of the Class A common share equivalents (and not the underlying MIUs granted to the participant) are made in cash equal to the fair market value of one share of Class A common share for each Class A common share equivalent credited to the participant’s account. There are 16 active participants remaining in the MIU Plan, one of whom is Ms. Nachtigal. For the current NEOs, based on the average of their age, service and compensation history, the average replacement income generated by the MIU Plan, expressed as a percentage of pre-retirement annual cash compensation, is approximately 0.14%.

Trane Benefit Plans

When the Company purchased Trane in June 2008, the purchase agreement stipulated that we would maintain (for a period of no less than one year for qualified plans and two years for non-qualified plans) benefit plans that were no less favorable in the aggregate than what Trane had in place prior to the acquisition date. To honor this commitment, the Company agreed to maintain the Trane benefit plans until the end of the covenant period. No NEO is covered by a Trane plan.

2008 Chief Executive Officer Compensation

Mr. Henkel’s annual salary has remained at $1,275,000 since his last increase in August 2007.

On February 12, 2009, the Compensation Committee approved incentive awards (as described above) to Mr. Henkel as follows:

AIM Program	$1,425,000
PSP Program	55,200 Class A common share equivalents
Stock Option Program	425,000 options

2008 Compensation of Other Named Executive Officers

During 2008, in accordance with the policies stated above, the current NEOs named in the Summary Compensation Table, other than Mr. Henkel, were granted salary increases averaging 11.1%. Messrs. Shawley and Lamach were promoted to new positions during 2008 and therefore the increase for these NEOs is comprised of both a merit and a market increase. Annual cash incentive awards to these executives were granted based on the achievement of performance objectives of the type described above, the Company’s financial performance and the contributions made by these executives. These executives were granted annual cash incentive program awards averaging approximately 51% of year-end salary. In addition, these executives were granted PSP program awards in the form of Class A common share equivalents, which will vest and be issued as Class A common shares in February 2010 (subject to continued employment if not already retirement eligible), averaging approximately 22% of year-end salary. These awards are commensurate with the extent to which the NEOs performed relative to the programs’ performance objectives. We did not include Mr. Gelly in these calculations since he was only active for six months during 2008, received no salary increase and received a pro-rated PSP award for 2008.

The NEOs were also granted stock options/RSUs in respect of the Company’s Class A common shares, as indicated in the Grants of Plan-Based Awards table in the “Actual Stock and Option Awards” column, in accordance with the practices referred to above.

Severance Arrangements

In connection with external recruiting of executive officers, the Company generally enters into employment agreements that provide for severance payments upon certain terminations of those officers, other than in the event of a change in control. Messrs. Henkel and Lamach have such arrangements.

Change In Control Provisions

The Company has entered into change-in-control agreements with its executive officers. All participants are subject to a double trigger, meaning that payments would only be received if an employee is terminated or resigns for “good reason” within 2 years following a change in control. The Company provides these change-in-control agreements to its executive officers so as to allow them to act in the best interests of shareholders in the event of a change-in-control situation without the distraction of potential negative repercussions of a change-in-control on their own position with the Company. Refer to the Post Employment Benefits section of the Proxy for a more detailed description of the change in control provisions.

Compensation Committee Report

We have reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement.

Based on our review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement as well as the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

COMPENSATION COMMITTEE

Orin R. Smith (Chair)

Jared L. Cohon

Gary D. Forsee

Constance J. Horner

Tony L. White

Executive Compensation

The following table provides summary information concerning compensation paid or accrued by the Company to or on behalf of our Chief Executive Officer, both our former and current Chief Financial Officer and each of our three other most highly compensated executive officers (collectively, the named executive officers, or the “NEOs”) for services rendered during the last fiscal year.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(a)	Bonus ($)	Stock Awards ($)(b)	Option Awards ($)(c)	Non- Equity Incentive Plan Compensation ($)(d)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(e)	All Other Compensation ($)(f)	Total ($)
H. L. Henkel	2008	1,275,000	—	976,291	3,641,625	1,425,000	7,104,694	525,269	14,947,879
Chairman of the Board, President and Chief Executive Officer	2007	1,231,250	—	5,204,425	2,421,311	3,000,000	2,514,481	444,790	14,816,257
	2006	1,200,000	—	—	2,747,754	5,523,313	8,040,996	702,934	18,214,997

S. R. Shawley	2008	489,583	—	136,681	2,074,407	290,559	2,516,223	1,399,554	6,907,007
Senior Vice President and Chief Financial Officer	2007	416,667	—	520,442	459,122	405,425	678,044	101,629	2,581,329

M. W. Lamach	2008	557,917	—	58,577	557,529	390,920	333,436	96,743	1,995,122
Senior Vice President	2007	508,333	—	312,265	144,671	477,085	100,323	83,638	1,626,315
	2006	488,333	—	—	167,168	812,698	225,730	81,273	1,775,202

P. Nachtigal	2008	522,917	—	117,155	511,791	227,981	1,442,315	121,923	2,944,082
Senior Vice President and General Counsel	2007	497,500	—	624,531	430,455	449,250	733,181	114,573	2,849,490
	2006	468,333	—	—	488,490	727,798	1,230,806	105,783	3,021,210

J. R. Bolch	2008	479,167	—	58,577	435,265	184,590	171,442	349,795	1,678,836
Senior Vice President

J. V. Gelly	2008	235,513	—	29,591	466,280	143,303	—	895,441	1,770,128
Former Senior Vice President and Chief Financial Officers (through 6/4/08)	2007	131,522	—	111,226	55,654	148,253	63,819	22,765	533,239

(a)	Pursuant to the EDCP Plans, a portion of a participant’s annual salary may be deferred into a number of investment options. A portion of the salary of Mr. Henkel (20%) was deferred into the EDCP Plans in 2006, 2007 and 2008. Amounts shown in this column are not reduced to reflect Mr. Henkel’s election to defer receipt of his salary into the EDCP Plans.

(b)	Beginning in fiscal year 2007, the Compensation Committee decided that PSP program awards earned in such year would be paid in stock (instead of cash) after a one-year vesting period. The amounts shown in this column reflect the compensation costs of the PSP award for financial reporting purposes for the year under FAS 123(R) and do not reflect amounts paid to or realized by the NEOs. For a discussion of the assumptions made in determining the FAS 123(R) values see Note 17, “Share-Based Compensation”, to the Company’s consolidated financial statements contained in the 2008 Annual Report. For retirement eligible participants, the cost of the PSP award is expensed in the year of grant. For participants who are not retirement eligible, the FAS 123(R) grant date fair value of the PSP award is spread over the number of months of service required for the grant to become non-forfeitable, disregarding any adjustments for potential forfeitures.

Fiscal year 2006 awards under the PSP program were made in cash and were therefore reported in the column entitled “Non-Equity Incentive Plan Compensation.”

This column as it pertains to 2006 does not reflect a benefit to the Company in its financial statements of $784,248 as a result of an accounting change to the reporting of Mr. Henkel’s stock awards granted in 1999. On August 2, 2006, the Compensation Committee decided that previously granted stock awards would be settled in Class A common shares rather than cash, as was the practice in the past. Due to this change, the Company marked down to market the value of Mr. Henkel’s stock awards due to the difference in the stock price between the beginning of fiscal year 2006 and August 2, 2006. This one-time benefit would have the effect of artificially reducing Mr. Henkel’s total compensation in 2006.

(c)	The amounts in this column reflect the compensation costs of stock options for financial reporting purposes for the year under FAS 123(R) and do not reflect amounts paid to or realized by the NEOs. For a discussion of the assumptions made in determining the FAS 123(R) values see Note 17, “Share-Based Compensation”, to the Company’s consolidated financial statements contained in its 2008 Annual Report. For retirement eligible participants, the entire amount of the stock option award is expensed in the year of grant. For participants who are not retirement eligible, the grant date fair value of the options is accrued over the number of months of service required for the grant to become non-forfeitable, disregarding any adjustments for potential forfeitures in accordance with FAS 123(R).

(d)	For 2007 and 2008, this column only reflects the amounts earned as annual awards under the AIM program. PSP program awards, which are paid in Class A common shares after a one-year vesting period, are listed in the column entitled “Stock Awards.” Unless deferred into the EDCP Plans, AIM program payments are made in cash. For 2008, no AIM payments were deferred by the NEOs.

For 2006, this column reflects the combined amounts earned as annual awards under the AIM program and the PSP programs. Unless deferred into the EDCP Plans, payments were made in cash and, in the case of the PSP program, were based on the value of the Class A common shares on the date of the determination of the final award.

(e)	Amounts reported in this column reflect the aggregate increase in the actuarial present value of the benefits under the Pension Plan, Supplemental Pension Plans, EOSP Plans, the MIU Plan and the 10-Year Annuity Plan, as applicable. The change in pension benefits value is attributable to the additional year of service and age, the annual AIM award and any annual salary increase. Amounts are higher for those NEOs who are older and closer to retirement than for those who are younger and further from retirement since the period over which the benefit is discounted to determine its present value is shorter and the impact of discounting is therefore reduced.

In 2008, the change in pension benefits value was, to a large extent, attributable to the unanticipated change in interest and discount rates. Decreasing interest rates, compounded by increasing discount rates, cause the value of the lump sum under the EOSP II to increase. The change in pension benefits value that is attributable to these provisions is $2,148,800 for Mr. Henkel. For younger NEOs, this change had a more moderate impact. The remaining change in pension benefits value for the NEOs is attributable to an additional year of service and age, the 2008 AIM award and any annual salary increase.

In 2007, the change in pension benefits is attributable to an additional year of service and age, the 2007 AIM award and any annual salary increase.

In 2006, the EOSP Plan II was amended to change the definition of final average pay to mean the sum of (i) the individual’s current annualized salary, plus (ii) the average of the three highest AIM awards to that individual during the most recent six years. The previous definition of final average pay was based on the individual’s current annualized salary, plus the average of the five highest AIM awards made to that individual during the most recent six years. No other elements of compensation (other than salary and AIM awards) are included in the definition of the final average pay. The change in pension benefits value that is attributable to the amendment to the definition of final average pay in the EOSP II accounted for $4,004,633, $0 and $451,066 for Messrs. Henkel, Lamach and Ms. Nachtigal, respectively. The remaining change in pension benefits value is attributable to an additional year of service, the 2006 AIM award and any annual salary increase.

In 2006, 2007 and 2008 there were no above-market or preferential earnings on any non-qualified deferred compensation, and therefore no such amounts are reflected in this column.

(f)	The amounts reflected in this column include:

•	for Ms. Nachtigal the cash portion of the dividend paid pursuant to the Company’s MIU Plan.

•

Company contributions to the accounts of the NEOs under the ESP, as well as amounts credited to the accounts of such executive officers under the Supplemental ESP, which provide benefits which would have been provided under the applicable tax-qualified plan but for Internal Revenue Code and qualified plan restrictions on such benefits;

•

for Mr. Henkel and Ms. Nachtigal under the Senior Executive Death Benefit program, a portion of their respective life insurance policy premiums representing the difference between the cost of age graded insurance and premiums paid by such NEOs;

•

for Ms. Nachtigal, income recognized during the term of the split-dollar life insurance policies purchased by the Company pursuant to the Estate Enhancement Program. The income amount is based on the face amount of the policy and the age of the insured under the policy;

•

the aggregate incremental cost to the Company for providing certain perquisites to the NEOs. For security and safety reasons and to maximize his availability for Company business, the Board of Directors requires Mr. Henkel to travel exclusively on Company-provided aircraft for business and personal purposes. The incremental cost to the Company of personal use of the Company aircraft is calculated based on the hourly average variable operating costs to the Company. Variable operating costs include fuel, maintenance, on-board catering and landing fees. The hourly average variable cost is multiplied by the amount of time flown for personal use to derive the incremental cost. The methodology excludes fixed costs that do not change based on usage, such as pilots’ and other employees’ salaries, management fees and training, hanger and insurance expenses. In 2008, the Company provided relocation benefits to Mr. Shawley, including reimbursement of household moving expenses, payment of the full appraised value of his homes and reimbursement for documented capital improvements made to his homes. In 2008, Mr. Bolch was also provided with relocation benefits, including reimbursement of household moving expenses and reimbursement of home sale and purchase closing costs. In 2007, the Company provided relocation benefits to Mr. Shawley, including reimbursement of household moving expenses, and a monthly stipend for temporary housing to Mr. Gelly. In 2006, the Company also provided relocation benefits to Mr. Henkel, including reimbursement of household moving expenses and reimbursement of home sale and purchase closing costs. The Company provides its executive officers with Company-leased cars for business and personal use. The incremental cost of the Company-leased cars is calculated based on the lease, insurance, fuel and maintenance costs to the Company. In addition, the Company provides its executive officers with (i) financial counseling services, which may include tax preparation and estate planning services, (ii) medical services through an on-site physician under the Executive Health Program and (iii) wellness reimbursement for health club memberships;

•

The EDCP Plan II was amended in August 2, 2006 to eliminate the 20% supplemental amount. For all NEOs in prior years, the 20% supplemental amounts were included in the Restricted Stock Awards column of the Summary Compensation Table. All prior 20% supplemental amounts that had not vested as of August 2, 2006 were accelerated. The accelerated supplemental amounts consist of 20,513 shares, 3,704 shares, 10,278 shares and 7,513 shares for Messrs. Henkel, Lamach, Shawley and Ms. Nachtigal, respectively;

•

for Messrs. Henkel and Shawley and Ms. Nachtigal, the estimated year over year increase in the value of the retiree medical plan. The increase was calculated based on the methods used for financial statement reporting purposes;

•	for Mr. Henkel, those payments that reimbursed him for the income taxes payable in respect of his personal usage of company provided aircraft;

•	for Mr. Gelly, the severance payment made to him under the terms of his employment agreement.

The following table summarizes the components of this column for fiscal year 2008:

Name	MIU Plan ($)	ESP (including Supple- mental ESP) ($)	Senior Executive Death Benefit Program ($)	Estate Enhance- ment Program ($)	Perquisites ($)(a)	Retiree Medical Plan ($)	Aircraft Usage Tax Gross-up ($)	Relocation Benefits Tax Gross-up ($)(b)	Integration Meeting Tax Gross-Up ($)(c)	Severance ($)	Total ($)
H. L. Henkel	—	256,500	26,458	—	212,063	3,400	26,848	—	—	—	525,269
S. R. Shawley	—	53,701	—	—	856,185	4,700	—	482,349	2,619	—	1,399,554
M. W. Lamach	—	62,100	—	—	31,912	—	—	—	2,731	—	96,743
P. Nachtigal	17,948	58,330	6,209	2,373	33,963	3,100	—	—	—	—	121,923
J. R. Bolch	—	54,586	—	—	279,291	—	—	13,431	2,487	—	349,795
J. V. Gelly	—	23,026	—	—	34,892	—	—	12,523	—	825,000	895,441

(a)	The following table summarizes the incremental value of each type of perquisite provided to the NEOs in fiscal year 2008:

Name	Aircraft Usage ($)	Financial Consulting ($)	Car Usage ($)(i)	Executive Health Program ($)	Relocation Benefits ($)(ii)	Misc. Spousal Benefits for Integration Meeting ($)
H. L. Henkel	168,272	10,420	29,287	4,084	—	—
S. R. Shawley	—	9,109	16,787	2,330	826,513	1,446
M. W. Lamach	—	8,340	21,316	750	—	1,506
P. Nachtigal...	—	8,340	24,296	1,327	—	—
J. R. Bolch	—	8,373	15,009	1,664	252,979	1,266
J. V. Gelly	—	9,373	9,374	—	16,145	—

(i)	The Executive Vehicle Program provides that after 50,000 miles or three years (whichever comes first) the executive can purchase the Company car at book value. In 2008 Mr. Bolch, in accordance with the policy, chose to purchase his Company car. The difference between the resale value and the book value ($4,132) is included in this column.

(ii)	To aid Mr. Shawley’s relocation, due to his required move to North Carolina as a result of his promotion to CFO, the Company agreed to reimburse him for the full difference between the appraised values of his homes as well as documented capital improvements. For Mr. Bolch, the relocation benefit amount shown above includes the loss on the sale of the property.

(b)	Represents the gross-up for Mr. Shawley relating to the items in (ii) above.

(c)	In October 2008 a Board of Directors meeting was held in Bermuda, and to help facilitate a spirit of cooperation among the leadership of the combined Company (as a result of the Trane acquisition) some executive officers’ spouses also traveled to Bermuda. The amounts reflected in this column pertain to the cost of travel, entertainment and gifts for the executive spouses.

2008 GRANTS OF PLAN-BASED AWARDS

The following table shows all plan-based awards granted to the NEOs during fiscal 2008. This table is supplemental to the Summary Compensation Table and is intended to complement the disclosure of stock option awards and grants made under non-equity incentive plans in the Summary Compensation Table.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards				Exercise or Base Price of Option Awards ($/Sh) (e)	Closing Price of Security Underlying Options on Grant Date ($/Sh) (f)	Grant Date Fair Value of Stock and Option Awards ($)(g)
		Number of Units (#)(a)	Threshold ($)(b)	Target ($)(b)	Maximum ($)(b)	Threshold (#)(c)	Target (#)(c)	Maximum (#)(c)	Actual Stock and Option Awards (#)(d)
H. L. Henkel
AIM	February 15, 2008			2,231,250	3,346,875
PSP	February 15, 2008	100,000					100,000	200,000	116,300	39.00	39.31	4,535,700
Options	February 15, 2008						225,000	337,500	337,500	39.00	39.31	3,641,625

S. R. Shawley
AIM	February 15, 2008			472,500	708,750
PSP	February 15, 2008	10,000					10,000	20,000	11,630	39.00	39.31	453,570
Options	February 15, 2008						45,000	67,500	48,510	39.00	39.31	523,423
Options	June 4, 2008								100,000	43.41	43.20	1,507,000

M. W. Lamach
AIM	February 15, 2008			517,500	776,250
PSP	February 15, 2008	12,000					12,000	24,000	13,956	39.00	39.31	544,284
Options	February 15, 2008						45,000	67,500	48,510	39.00	39.31	523,423
Options	June 4, 2008								100,000	43.46	42.70	1,465,000

P. Nachtigal
AIM	February 15, 2008			393,750	590,625
PSP	February 15, 2008	12,000					12,000	24,000	13,956	39.00	39.31	544,284
Options	February 15, 2008						40,000	60,000	47,432	39.00	39.31	511,791

J. R. Bolch
AIM	February 15, 2008			450,000	675,000
PSP	February 15, 2008	12,000					12,000	24,000	13,956	39.00	39.31	544,284
Options	February 15, 2008						45,000	67,500	48,510	39.00	39.31	523,423

J. V. Gelly
AIM	February 15, 2008			495,000	742,500
PSP	February 15, 2008	14,000					14,000	28,000	16,282	39.00	39.31	634,998
Options	February 15, 2008						62,161	93,241	67,010	39.00	39.31	723,038

(a)	The amounts in this column represent the PSP program target award levels established on February 7, 2007 (or in the case of Mr. Gelly, October 8, 2007). For each participant in the PSP program, the target award levels are established annually in February, expressed as a number of Class A common shares. Refer to Compensation Discussion and Analysis under the heading “Performance Share Program (PSP)” for a description of the Compensation Committee’s process for establishing PSP program target award levels.

(b)	The target award levels established for the AIM program are established annually in February and are expressed as a percentage of the NEO’s base salary. Refer to Compensation Discussion and Analysis under the heading “The Annual Incentive Matrix (AIM) Program” for a description of the Compensation Committee’s process for establishing AIM program target award levels. The amounts reflected in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” columns represent the threshold, target and maximum amounts for awards under the AIM program that were paid in February 2009, based on performance in 2008. Thus, the amounts shown in the “threshold, target and maximum” columns reflect the range of potential payouts when the award levels were established in February 2008. The actual amounts paid pursuant to those awards are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(c)	The amounts reflected in the “Estimated Future Payouts Under Equity Incentive Plan Awards” columns for options and PSP awards represent the threshold, target and maximum amounts for stock option and PSP awards that were granted in February 2008, based on performance in 2007. Thus, the amounts shown in the “threshold, target and maximum” columns reflect the range of potential stock option and PSP grants when the award levels were established in February 2007.

(d)	The amounts in these columns reflect the stock option and PSP awards granted (i) in February 2008 in connection with performance for 2007 and (ii) in June 2008 to Messrs. Shawley and Lamach, as a one-time special stock option grant, in connection with the commencement of newly-appointed positions with the Company. For a description of the performance measures used in calculating stock option awards, see Compensation Discussion and Analysis under the heading “Stock Options” and “Performance Share Program (PSP)”.

(e)	Stock options were granted under the Company’s Incentive Stock Plan of 2007, which require options to be granted at an exercise price equal to the fair market value of the Class A common shares on the date of grant. The fair market value is defined in the Incentive Stock Plan of 2007 as the average of the high and low sales price of the Company’s Class A common shares listed on the NYSE on the grant date.

(f)	The amounts in this column reflect the closing price on the NYSE of the Company’s Class A common shares on the grant date.

(g)	The grant date fair value of the stock option awards granted in February 2008 (based on fiscal year 2007 performance) was calculated in accordance with FAS 123(R), based on the Black-Scholes option pricing model adapted for use in valuing executive stock options. The Company cautions that the actual amount ultimately realized by each NEO from the stock option awards will likely vary based on a number of factors, including stock price fluctuations, differences from the valuation assumptions used and timing of exercise or applicable vesting. The grant date fair values were determined based in part upon the following assumptions as set forth in the Company’s consolidated financial statement contained in its 2008 Annual Report on Form 10-K:

February 15, 2008
Expected volatility	31.50%
Risk-free rate of return	2.75%
Dividend yield	1.54%
Time of exercise (expected)	5.1 years

The Black-Scholes option pricing model, with the assumptions described above, indicated a stock option value of 27.7% ($10.79 per share) of the stock value on the date of the award ($39.00 per share). See Note 17, “Share-Based Compensation”, to the Company’s consolidated financial statements contained in its 2008 Annual Report on Form 10-K for further assumptions made in valuing stock options.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2008

Name	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable (a)	Number of Securities Underlying Unexercised Options (#) Unexercisable (b)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date (c)	Number of Shares or Units of Stock that have Not Vested (#) (d)	Market Value of Shares or Units of Stock that have Not Vested ($) (e)
H.L. Henkel	600,000 100,000 250,000 50,000 300,000 300,000 370,000 420,000 450,000			$ $ $ $ $ $ $ $ $	25.5469 26.8125 26.5157 23.3125 20.2657 20.9025 19.5250 32.1825 38.6850	3/11/2009 9/30/2009 1/2/2010 5/2/2010 1/1/2011 1/1/2012 2/4/2013 2/3/2014 2/1/2015
	175,800 72,975	87,900 145,950 337,500		$ $ $	39.425 43.1250 39.000	1/31/2016 2/6/2017 2/14/2018

S. R. Shawley	40,000 40,000 55,000 48,400			$ $ $ $	24.5469 26.5157 32.1825 38.6850	2/2/2009 1/2/2010 2/3/2014 2/1/2015

	35,160 14,596	17,580 29,194 48,510 100,000		$ $ $ $	39.4250 43.1250 39.0000 43.4050	1/31/2016 2/6/2017 2/14/2018 6/3/2018

M.W. Lamach	100,000 100,000			$ $	33.9200 38.6850	2/16/2014 2/1/2015
	35,160 14,596	17,580 29,194 48,510 100,000		$ $ $ $	39.4250 43.1250 39.0000 43.4550	1/31/2016 2/6/2017 2/14/2018 6/5/2018

P. Nachtigal	56,000 56,000 30,000 56,000 80,000 100,000			$ $ $ $ $ $	26.5157 20.2657 20.9025 19.5250 32.1825 38.6850	1/2/2010 1/1/ 2011 1/1/2012 2/4/2013 2/3/2014 2/1/2015
	31,253 12,973	15,627 25,947 47,432		$ $ $	39.4250 43.1250 39.0000	1/31/2016 2/6/2017 2/14/2018

J. R. Bolch	20,000 35,160 14,596	17,580 29,194 48,510		$ $ $ $	39.8450 39.4250 43.1250 39.0000	12/6/2015 1/31/2016 2/6/2017 2/14/2018	7,201	124,935

J. V. Gelly	8,333	8,333			$55.22	3/4/2010
		22,336			$39.00	3/4/2010

(a)

Generally, options granted to all employees, including NEOs, become exercisable in three equal installments beginning one year after the date of grant. On December 7, 2005, the Compensation Committee approved the acceleration of the vesting of all outstanding and unvested stock options as a means to facilitate the implementation of a new accounting standard for expensing of stock options. Therefore, options issued on or prior to December 31, 2005, were fully vested as of that date. At this same time, the terms and conditions of the stock options were changed to prohibit transfers (including sales, gifts, pledges or other transfers of any kind) of any shares acquired through the exercise of the accelerated options until the earlier of (i) the original vesting date of the option or (ii) termination of employment, retirement, death or disability.

(b)	The options granted on February 15, 2008 and February 7, 2007 vest in three equal installments. Mr. Gelly’s options, which were granted on October 8, 2007 and February 7, 2008, vest as follows: 8,333 on October 8, 2008, 22,336 on February 7, 2009 and the remaining 8,333 on October 8, 2009. All other outstanding options for Mr. Gelly were cancelled when he left the Company.

(c)	All of the options granted to the NEOs reflected in this table expire after ten years, thus, in each case, the actual date of grant is ten years earlier than the expiration date listed; provided that for Mr. Gelly, the option expiration date is March 4, 2010.

(d)	Mr. Bolch was granted 7,000 employment share units as part of his employment arrangement in October 2005. These employment share units will vest in October 2009 at which point they will be automatically deferred into the EDCP Plan. Dividends were only accrued on these employment share units until August 2007, at which point there was a change to the accounting rules that prevented future dividends on unvested shares.

(e)	The market value of the employment share units reflected in this column was computed using the closing market price of the Company’s Class A common shares on the NYSE at December 31, 2008 ($17.35).

2008 OPTION EXERCISES AND STOCK VESTED

The following table provides information regarding the amounts received by each NEO upon exercise of options or the vesting of stock during the fiscal year ended December 31, 2008:

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (a)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
H. L. Henkel	0	—	0	—
S. R. Shawley	0	—	0	—
M. W. Lamach	0	—	0	—
P. Nachtigal	0	—	0	—
J. R. Bolch	0	—	0	—
J. V. Gelly	0	—	0	—

(a)	This column reflects the aggregate dollar amount realized by the NEO upon the exercise of the options and sale of the underlying securities by determining the difference between the market price of the underlying securities at exercise and the exercise price of the options. In 2008 no NEO exercised any option awards and no stock awards vested.

2008 PENSION BENEFITS

The table below represents the estimated present value of defined benefits for the plans in which each NEO participates. For a description of each plan reported in the table, refer to Compensation Discussion and Analysis under the heading “Retirement Programs and Other Benefits” and the section below titled “Post Employment Benefits.”

Name	Plan Name (a)	Number of Years Credited Service (#) (b)		Present Value of Accumulated Benefit ($) (c)	Payments During Last Fiscal Year ($)
H.L. Henkel	Pension Plan Number One	9.75		$132,266	$0
	Supplemental Pension Plan I	5.75		$960,645	$0
	Supplemental Pension Plan II	9.75		$791,315	$0
	Elected Officer Supplemental Program I	18.00	(d)	$13,546,326	$0
	Elected Officer Supplemental Program II	22.00	(d)(e)	$17,402,007	$0
	10-Year Retirement Agreements	—		$890,816	$0

S. R. Shawley	Pension Plan Number One	34.5		$375,530	$0
	Supplemental Pension Plan I	6.00	(f)	$113,281	$0
	Supplemental Pension Plan II	10	(f)	$73,193	$0
	Elected Officer Supplemental Program II	35.0	(g)	$6,103,859	$0

M.W.Lamach	Pension Plan Number One	4.917		$18,366	$0
	Supplemental Pension Plan II	4.917		$67,171	$0
	Elected Officer Supplemental Program II	22.00	(h)	$1,951,494	$0

P.Nachtigal	Pension Plan Number One	29.5		$570,434	$0
	Supplemental Pension Plan I	25.5		$559,845	$0
	Supplemental Pension Plan II	29.5		$310,742	$0
	Elected Officer Supplemental Program I	26.00		$3,204,626	$0
	Elected Officer Supplemental Program II	30.00		$2,819,905	$0
	10-Year Retirement Agreements	—		$293,525	$0
	Management Incentive Unit Plan	—		$147,352	$0

J. R. Bolch	Pension Plan Number One	3.25		$17,398	$0
	Supplemental Pension Plan II	3.25		$49,229	$0
	Elected Officer Supplemental Program II	4.0		$406,951	$0

J. V. Gelly(i)	Pension Plan Number One	0.75		$0	$0
	Supplemental Pension Plan II	.75		$0	$0
	Elected Officer Supplemental Program II	2.0		$0	$0

(a)	In order to ensure compliance with the requirements of Section 409A of the Code to avoid the imposition of an excise tax, the Compensation Committee approved (i) an amendment to the Company’s EOSP Plan I and Supplemental Pension Plan I to freeze any further accruals under those plans, effective December 31, 2004 and (ii) the establishment of the EOSP Plan II and Supplemental Pension Plan II, effective January 1, 2005, which plans were intended to be identical to the provisions of the EOSP Plan I and Supplemental Pension Plan I, except for those changes necessitated by Section 409A of the Code.

(b)

The years of credited service calculation under the EOSP Plans differs from the calculation used in both the Pension Plan and the Supplemental Pension Plans. Under the EOSP Plans, a full year of service is credited to participants for any year in which they work at least one day. In both the Pension Plan and the Supplemental Pension Plans, the number of years of credited service is based on elapsed time (i.e. credit is given for each month in which a participant works at least one day). In addition, as noted above, the Supplemental Pension Plan II and the EOSP Plan II were established as mirror plans, effective January 1,

2005. The years of credited service used for calculating benefits under the EOSP Plan I and the Supplemental Pension Plan I are the years of credited service through December 31, 2004. The years of credited service used for calculating benefits under the Pension Plan, EOSP Plan II and Supplemental Pension Plan II are the years of credited service through December 31, 2008. Years of credited service is not used in the determination of the present value of benefits for the MIU Plan and the 10-Year Annuity Plan. The benefits earned under the EOSP Plan I and Supplemental Pension Plan I serve as offsets to the benefits earned under the EOSP Plan II and Supplemental Pension Plan II; that is, there is no double counting.

(c)	The amounts in this column reflect the estimated present value of each NEO’s accumulated benefit under the plans indicated. The calculations reflect the value of the benefits assuming that each NEO was fully vested under each plan. The benefits were computed as of the same pension plan measurement date (December 31, 2008) for financial statement reporting purposes, consistent with the assumptions described in Note 14, “Pension Plans”, to the consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2008.

A present value of benefits for the EOSP Plan I and Supplemental Pension Plan I is reported for those NEOs who were vested in those plans at December 31, 2004, the date on which those plans were frozen. If an NEO was not vested in the EOSP Plan I and/or Supplemental Pension Plan I at December 31, 2004, that NEO is not now, nor in the future, entitled to any benefit under those plans. See the section titled “Retirement Programs and Other Benefits” of Compensation Discussion and Analysis for more information on the material terms and conditions of payments and benefits available under the plans, including each plan’s normal retirement payment and benefit formula, and the specific elements of compensation included in applying the payment and benefit formula.

(d)	Mr. Henkel’s credited years of service exceed his actual years of service by 12 years pursuant to the provisions of his employment arrangement. Under his employment arrangement, Mr. Henkel’s benefit accrues at a rate such that he will be entitled at age 62 to an annual benefit equivalent to 65% of his then final average compensation (less the pension benefit he receives from his former employer). The increase in present value of benefits resulting from those additional years of credited service and the accelerated rate at which his benefits accrue is $22,211,357.

(e)	On February 4, 2009, the Board of Directors asked Mr. Henkel to defer his retirement from the Company until 2010 in order to oversee and manage an orderly transition of the Chief Executive Officer role, and agreed to set the interest rate used to determine Mr. Henkel’s lump sum pension plan payment. The Board approved an amendment to the pension plan that would determine and fix the interest rate used to calculate Mr. Henkel’s pension payment to be as of February 4, 2009 (which would have been the rate used if Mr. Henkel retired in February 2009). As provided in the pension plan, the rate used in determining this payment is the average of the monthly rates of 10 year Treasuries for the 12 months ended December 31, 2008. As a result of this change, Mr. Henkel may receive a lump sum pension payment that is larger or smaller than what he would have actually received if the interest rate were to be determined at the date of his retirement.

(f)	Mr. Shawley’s service in the Supplemental Plans began in January 1999 when he transferred from Thermo King.

(g)	On June 4, 2008 the Compensation Committee of the Board of Directors agreed that if Mr. Shawley remains with the Company until age 60, any reduction for early retirement will be waived. The increase in present value of benefits resulting from this provision is $1,073,813.

(h)	Mr. Lamach’s credited years of service exceed his actual years of service by 17 years pursuant to the provisions of his employment arrangement. The increase in present value of benefits due to those additional years of credited service is $1,527,356. Mr. Lamach’s benefit will be reduced by the pension benefit he receives from his former employer.

(i)	Mr. Gelly left the Company without vesting in any of the pension benefits.

2008 NONQUALIFIED DEFERRED COMPENSATION

The Company’s EDCP Plans are unfunded nonqualified plans maintained for the purpose of making available the option to defer receipt of current compensation to a select group of key management or highly compensated employees. All amounts deferred are from annual salary, AIM program awards and PSP program awards, which the participant was entitled to receive in the year of deferral, or in the case of the PSP awards, when the vesting requirement is met. The Company has established a non-qualified grantor trust (the “trust”), with a bank as the trustee, to hold certain assets deferred under the EDCP Plans. These assets are considered general assets of the Company and are available to its creditors in the event of the Company’s insolvency. Amounts held in the trust are invested by the trustee using various investment vehicles.

Participants can elect to defer salary that would otherwise be paid during the next calendar year and to defer the AIM and PSP program awards earned (or in the case of the PSP, awarded but unvested) in the year the deferral was made, but otherwise would have been paid or awarded in the next calendar year. Beginning with performance year 2009, participants eligible for PSP awards make their election to defer both AIM and PSP awards in the year prior to the beginning of the performance period. Participants may defer up to 50% of annual salary, up to 97% of the AIM program award and up to 100% of the PSP program award. All such deferral elections are irrevocable. Participants are offered certain investment options (approximately 90 mutual fund investments and Class A common shares), and can choose how they wish to allocate their deferrals among those investment options. Participants are 100% vested in all amounts deferred, and bear the risk of any earnings and losses on such deferred amounts.

Generally, deferred amounts may be distributed upon a termination of employment or at the time of a scheduled in-service distribution date chosen by the participant. Under the EDCP Plans, if a participant has completed 5 or more years of service at the time of termination, or is terminated due to long-term disability, death or retirement, the distribution is paid in accordance with the participant’s election. If a participant terminates with less than 5 years of service and the termination is not as a result of retirement, long-term disability or death, the account balance for all plan years will be paid in a lump sum in the year following the year of termination. A participant can elect to receive distributions at termination over a period of 5, 10, or 15 annual installments, or in a single lump sum. A participant can elect to receive scheduled in-service distributions in future years that are at least 2 years after the end of the plan year for which they are deferring. In-service distributions can be received in 2 to 5 annual installments, or if no election is made, in a lump sum. For those participants who have investments in Class A common shares, the distribution of these assets will be in the form of stock, not cash. In 2008, under the transition rules of Section 409A of the Internal Revenue Code, active participants in the EDCP Plans were permitted to change the date payments of previously deferred compensation that was deferred on or after January 1, 2005 would be distributed to them.

The stock grant plan is a frozen long-term incentive plan pursuant to which participants received performance-based stock awards. Stock awards pursuant to this plan have not been awarded since fiscal year 2001. Participants had the option of electing to defer those awards until retirement. The only current NEOs in the plan are Messrs. Henkel and Shawley, who both chose to defer receipt of substantially all their stock awards. Until the time of distribution, the stock awards accrue dividends in the form of Class A common shares. These dividends are also deferred and are paid out in stock at retirement.

Please refer to Compensation Discussion and Analysis for a description of the nonqualified Supplemental ESP.

The following table provides information regarding contributions, earnings and balances for each NEO under our nonqualified deferred compensation plans:

Name	Executive Contributions in Last Fiscal Year($) (a)	Registrant Contributions in Last Fiscal Year($) (b)	Aggregate Earnings in Last Fiscal Year($) (c)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End($) (d)
H. L. Henkel
EDCP Plan I	—	—	(6,042,199)	—	3,751,238
EDCP Plan II	1,755,000	—	(797,216)	—	21,687,280
Supplemental ESP	—	242,700	(1,098,603)	—	824,064
Stock Grant Plan	—	—	(6,263,507)	—	3,894,917

S. R. Shawley
EDCP Plan I	—	—	(824,609)	—	511,950
EDCP Plan II	—	—	(1,389,623)	—	862,734
Supplemental ESP		39,901	(139,940)	—	132,624
Stock Grant Plan	—	—	(464,018)	—	288,547

M. W. Lamach
EDCP II	—	—	(1,199,605)	—	744,762
Supplemental ESP	—	48,300	(113,945)	—	89,152

P. Nachtigal
EDCP Plan I	—	—	(1,352,020)	—	1,890,535
EDCP Plan II	—	—	(261,700)	—	162,474
Supplemental ESP	—	44,530	(229,127)	—	201,574

J. R. Bolch
EDCP Plan II			(213,599)	—	132,605
Supplemental ESP		40,786	(57,418)	—	49,714

J. V. Gelly
EDCP II	—	—	—	—	—
Supplemental ESP	—	9,226	(1,260)	—	7,990

(a)	The annual salary deferrals included in this column are reflected in the Salary column of the Summary Compensation Table. The deferrals of the AIM and PSP program awards reflected in this column were reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table included in our 2008 proxy statement. In this proxy statement the AIM award continues to be shown in the “Non-Equity Incentive Plan Compensation” column but the PSP award is now shown in the “Stock Awards Column”.

(b)	All of the amounts reflected in this column are included as compensation in the Summary Compensation Table in the “All Other Compensation” column.

(c)	Amounts in this column include gains and losses on investments as well as dividends on Class A common shares or Class A common share equivalents, and including, in the case of Messrs. Henkel and Shawley, dividends on past stock grant awards that have been deferred and the loss in value due to the change in the price of Class A common shares on December 31, 2007 and December 31, 2008. None of the earnings or losses reported in this column are included in the Summary Compensation Table.

(d)

In the case of Messrs. Henkel and Shawley, this column also includes the value of the stock grants and accumulated dividends as of December 31, 2008, based on the average of the high and low price of the Company’s Class A common shares on December 31, 2008 ($17.44). The following table reflects the amounts reported in this column that were previously reported as compensation to the NEOs in the Company’s Summary Compensation Table in proxy statements for prior years. Each of Messrs. Henkel,

Gelly, Lamach, Shawley and Bolch and Ms. Nachtigal first became NEOs and therefore had their compensation reported in the Company’s proxy statements for fiscal years 2000 (Henkel), 2007 (Gelly), 2005 (Lamach), 2007 (Shawley), 2008 (Bolch) and 2006 (Nachtigal).

Name	EDCP Plans ($)	Supplemental ESP ($)	Stock Grants ($)
H. L. Henkel	22,656,694	1,122,440	2,102,619
S. R. Shawley	—	28,150	—
M. W. Lamach	1,529,086	134,904	—
P. Nachtigal	1,284,342	165,282	—
J. R. Bolch	—	—	—
J.V. Gelly	—	—	—

POST EMPLOYMENT BENEFITS

The discussion and table below describe the compensation to which each of the current NEOs would be entitled in the event of termination of such executive’s employment, including termination following a change in control. The potential payments were determined under the terms of our plans and arrangements in effect on December 31, 2008. The table does not include the pension benefits or nonqualified deferred compensation amounts that would be paid to an NEO, which are set forth in the Pension Benefits table and the Nonqualified Deferred Compensation table above, except to the extent that the NEO is entitled to an additional benefit as a result of the termination.

In regard to terminated NEOs, the table excludes the following: the severance benefit paid to Mr. Gelly upon his termination, as well as his Stock Award and the Non-Equity Incentive Compensation Award all of which are set forth in the Summary Compensation Table.

Employment Arrangements and Severance.    The Company does not enter into employment contracts with all of its executives and does not have a general severance policy applicable to all executive officers. All of the NEOs are entitled to benefits upon termination of their employment following a change in control. However, only Messrs. Henkel and Lamach are entitled to severance in the event of their involuntary termination without cause due to the terms of their employment agreements. Mr. Henkel would be eligible to receive a severance equal to two times the sum of his annual base salary and the previous year’s award under the AIM program. If he is terminated within 5 years following his employment date, Mr. Lamach would be eligible for 18 months of base annual salary (this is reduced to 12 months of base salary if termination is after 5 years of employment) plus the AIM program award he had earned for the year of termination and a pro-rata PSP award earned as of the termination date as well as the acceleration of his prior year’s PSP award.

Change in Control.    The Company has entered into change in control agreements with each of its officers (a total of 19 employees) which provide for certain payments if the employment of a particular executive officer is terminated without “cause” (as defined in the change in control agreements) or the executive officer resigns for “good reason” (as defined in the change in control agreements), in each case, within two years following a change in control of the Company.

A “change in control” is defined as the occurrence of any of the following events: (i) any person unrelated to the Company becomes the beneficial owner of 30% or more of the combined voting power of the Company’s voting stock, (ii) the directors serving at the time the change in control agreements were executed (or the directors subsequently elected by the shareholders of the Company whose election or nomination was duly approved by at least two-thirds of the then serving directors) fail to constitute a majority of the Board of Directors, (iii) the consummation of a merger or consolidation of the Company with any other corporation in which the Company’s voting securities outstanding immediately prior to such merger or consolidation represent 50% or less of the combined voting securities of the Company immediately after such merger or consolidation,

(iv) any sale or transfer of all or substantially all of the Company’s assets, other than a sale or transfer with a corporation where the Company owns at least 80% of the combined voting power of such corporation or its parent after such transfer, or (v) any other event that the continuing directors determine to be a change in control; provided however, with respect to (i) through (iv) above, there shall be no change in control if shareholders of the Company own more than 50% of the combined voting power of the voting securities of the Company or the surviving entity or any parent immediately following such transaction in substantially the same proportion to each other as prior to such transaction.

Pursuant to the change in control agreement, each NEO would receive a lump sum equal to his or her annual salary and AIM award for the completed fiscal year for which payout has not occurred. In addition, upon his or her termination of employment within two years following a change in control, each NEO is entitled to a lump sum severance payment from the Company equal to, in the case of the Chief Executive Officer (CEO), Chief Operating Officer(COO), Chief Financial Officer (CFO) and the General Counsel, three times the sum of (a) the NEO’s annual salary in effect on the termination date, or, if higher, the annual salary in effect immediately prior to the reduction of the NEO’s annual salary after the change in control and (b) the NEO’s target AIM award for the year of termination or, if higher, the average of the AIM award amounts beginning three years immediately preceding the change in control and ending on the termination date. In addition, each NEO is entitled to a lump sum payment equal to, in the case of the CEO, COO, CFO and the General Counsel, three times the target PSP award for the year of termination multiplied by the share price received in the change in control transaction or, if higher, the average of the three awards beginning three years immediately preceding the change in control event and ending on the termination date. For the performance period beginning in 2009, each NEO is entitled to a lump sum cash payment of the PSP award equal to either three or two and one-half times (depending on their position) of the target amount of the most recent PSP award assigned to the NEO, or if greater, the cash value of the average of the amounts of the last three PSP awards granted and paid to the NEO immediately preceding his or her termination. For Sector Presidents and Senior Vice Presidents (including Messrs. Lamach, and Bolch), the calculation to arrive at the severance and target PSP award payment is a two and one-half multiple. For all other officers, the multiple to determine the severance and target PSP award payment is two times. The officers will also be able to participate in the Company’s welfare employee benefit programs for the severance period (three years for Messrs. Henkel and Shawley and Ms. Nachtigal and two and one-half years for Messrs. Lamach and Bolch). For purposes of calculating the officer’s non-qualified pension benefits, three years will be added to both the officer’s age and service with the Company under the EOSP Plans. For purposes of determining eligibility for post-retirement welfare benefits, the officer will be credited with any combination of additional years of service and age, not exceeding 10 years, to the extent necessary to qualify for such benefits. Subject to certain limitations, the Company would pay the excise taxes incurred by the individual as a result of the change in control payment. In February 2009, Mr. Lamach was promoted to the position of COO, and therefore his change-in-control agreement was amended at that time to reflect the three-time multiple shown above for that position. For purposes of the Post Employment Table, however, we show the value of the benefits as of December 31, 2008.

Enhanced Retirement Benefits.    An employee is vested in EOSP Plan II upon the earlier of (i) the attainment of age 55 and the completion of 5 years of service, (ii) attainment of age 62, (iii) death or (iv) change in control. A termination within two years following a change in control also triggers the payment of an enhanced benefit (as described above). Benefits under the EOSP Plans are forfeited in the event of termination for cause. In order to be eligible for an EOSP Plan benefit in the event of disability, a participant must remain disabled until age 65. An employee becomes vested in both the Pension Plan and the Supplemental Pension Plan II upon the completion of 5 years of service. To be entitled to a benefit under either the EOSP Plan I or Supplemental Pension Plan I, an employee had to have met the vesting criteria outlined above for each plan as of December 31, 2004. As of December 31, 2008, Messrs. Lamach and Bolch were not vested in the EOSP Plans, the Supplemental Pension Plans or the Pension Plan.

The MIU Plan follows the vesting requirements of the Pension Plan (5 years of service). Ms. Nachtigal, the only current NEO as of December 31, 2008 who participates in this plan, is vested. In addition, under the terms of the 10-Year Annuity Plan, Ms. Nachtigal is vested and would be ineligible for the benefit only if she was terminated for cause. Mr. Henkel, the only other NEO covered under the 10-Year Annuity Plan, must work until age 62 in order to be vested in the benefit. The only other circumstances under which he would be entitled to this benefit would be in the event of involuntary termination without cause or termination within two years following a change in control.

Health Benefits.    In the event of a change in control, health benefits are provided, which include the cost of both active health and welfare benefits for the severance period (three years for Messrs. Henkel and Shawley and Ms. Nachtigal and two and one-half years for Messrs. Lamach and Bolch), as well as retiree medical, if applicable. In order to qualify for retiree medical benefits, an employee must have attained age 55 and completed 15 years of service at the time of termination and must have their age and years of service as of December 31, 2002, when added together, equal 50. Pursuant to his employment agreement, Mr. Henkel is eligible for retiree medical coverage at termination. In the event of termination without cause, the NEOs who are not eligible for retiree medical coverage would receive subsidized COBRA benefits for one year. For the three retirement eligible NEOs (Messrs. Henkel and Shawley and Ms. Nachtigal) the cost of coverage under the change in control scenario is less than under the other scenarios (except death) due to the coverage under health and welfare benefits for active employees for a period of three years, which would place such NEOs at a closer point in time to eligibility for Medicare coverage, at which point Medicare becomes the primary coverage and the Company’s insurance becomes secondary. In the event of death, only married, retirement eligible participants (Messrs. Henkel and Shawley) would be eligible to have health benefits extended to their beneficiaries.

POST EMPLOYMENT BENEFITS TABLE

Compensation Components	Voluntary Resignation/ Retirement ($)	Involuntary Without Cause ($)	Involuntary With Cause ($)	Change in Control ($)	Disability ($)	Death ($)
Severance
Henkel		8,550,000		11,825,000
Shawley				2,992,500
Lamach		1,380,000		2,731,250
Nachtigal				2,756,250
Bolch				2,375,000
2008 Earned But Unpaid AIM Award (a)
Henkel				3,000,000
Shawley				405,425
Lamach				477,085
Nachtigal				449,250
Bolch				430,596
PSP Award Payout (b)
Henkel				11,020,483
Shawley				1,102,040
Lamach				1,102,054
Nachtigal				1,322,465
Bolch				610,961
Value of Accelerated Vesting of Equity Awards (c)
Henkel				2,017,805
Shawley				201,781
Lamach				242,137
Nachtigal				242,137
Bolch				326,716
Enhanced Retirement Benefits (d)
Henkel				4,960,981
Shawley				2,501,117
Lamach				809,138
Nachtigal				662,766
Bolch				850,216
Outplacement (e)
Henkel		20,000		100,000
Shawley		20,000		100,000
Lamach		20,000		100,000
Nachtigal		20,000		100,000
Bolch		20,000		100,000
Health Benefits (f)
Henkel	103,000	103,000	103,000	91,951	103,000	57,000
Shawley	132,000	132,000	132,000	94,951	132,000	70,000
Lamach	—	12,702	—	20,793	—	—
Nachtigal	43,000	43,000	43,000	49,951	43,000	—
Bolch	—	12,702	—	20,793	—	—
Tax Gross-Up (g)
Henkel				12,024,803
Shawley				3,633,900
Lamach				3,531,460
Nachtigal				—
Bolch				2,258,365
Total Direct Cost to Company
Henkel	103,000	8,673,000	103,000	45,041,023	103,000	57,000
Shawley	132,000	152,000	132,000	11,031,714	132,000	70,000
Lamach		1,412,702		9,013,917	—	—
Nachtigal	43,000	63,000	43,000	5,582,819	43,000	—
Bolch		32,702		6,972,647	—	—

(a)	These amounts represent the earned but unpaid AIM awards at December 31, 2008, the date the change in control is assumed to have occurred.

(b)	These amounts represent the cash value of the PSP awards, based on the appropriate multiple, as of December 31, 2008, the date the change in control is assumed to have occurred.

(c)	These amounts represent the in-the-money value of options as well as unvested employment shares and performance stock units that would be immediately vested as a result of a termination following a change in control. For options issued pursuant to the Incentive Stock Plan of 1998, this value was determined by multiplying the number of unvested options by the difference between the highest fair market value of the Class A common shares during the 60-day period preceding the change in control ($18.72) and the relevant option exercise price. For options issued pursuant to the Incentive Stock Plan of 2007, this value was determined by multiplying the number of unvested options by the difference between the highest fair market value of the Class A common shares on the assumed change in control date of December 31, 2008 ($17.35) and the relevant option exercise price. Unvested performance stock units and employment shares are valued using the closing price of Class A common shares as of December 31, 2008 ($17.35).

(d)	Amounts for Mr. Henkel and Ms. Nachtigal also include the value of 10-Year Annuity Plan. For Ms. Nachtigal, her amount also includes the value of her MIU Plan. In the event of a change in control of the Company and a termination of the NEOs, the present value of the pension benefits under the EOSP Plans, Supplemental Pension Plans, 10-Year Annuity Plan and MIU Plan would be paid out as lump sums.

While there is no additional benefit to the NEOs as a result of either voluntary retirement/resignation and/or involuntary resignation without cause, there are differences (based on the methodology mandated by the SEC) between the numbers that are shown in the Pension Benefits Table and those that would actually be payable to the NEO under these termination scenarios. In all but one case (Mr. Henkel would receive an additional amount of $274,315) all the NEOs would actually receive a slightly lower value than what is represented in the Pension Benefits Table.

(e)	For the period following a NEO’s termination date after a change in control until December 31 of the second calendar year following the calendar year during which the termination occurred, the Company will reimburse the NEOs for all reasonable expenses actually incurred for professional outplacement services by qualified consultants, subject to a maximum amount of $100,000. In the event of any other termination without cause, the NEOs would be eligible for outplacement services for a six month period provided that the sum of these services cannot exceed $20,000.

(f)	For the severance period following a change in control, the Company will continue to cover the cost of the active health benefits for the NEOs. Of the NEOs, only Messrs. Henkel and Shawley and Ms. Nachtigal are entitled to retiree medical coverage as of December 31, 2008. In the event of termination without cause, the NEOs who are not eligible for retiree medical coverage would have subsidized COBRA for one year.

(g)	Pursuant to the change in control agreements, if any payment or distribution by the Company to the NEOs is determined to be subject to the excise tax imposed under Section 4999 of the Code, they would be entitled to receive from the Company a payment in an amount sufficient to place them in the same after-tax financial position that they would have been if they had not incurred any excise tax.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The Company does not generally engage in transactions in which its executive officers, directors or nominees for directors, any of their immediate family members or any of its 5% stockholders have a material interest. Pursuant to the Company’s written related person transaction policy, any such transaction must be reported to management, which will prepare a summary of the transaction and refer it to the Corporate Governance and Nominating Committee for consideration and approval by the disinterested directors. The Corporate Governance and Nominating Committee reviews the material terms of the related person transaction, including the dollar values involved, the relationships and interests of the parties to the transaction and the impact, if any, to a director’s independence. The Corporate Governance and Nominating Committee only approves those transactions that are in the best interest of the Company. In addition, the Company’s Code of Conduct, which sets forth standards applicable to all employees, officers and directors of the Company, generally proscribes transactions that could result in a conflict of interest for the Company. Any waiver of the Code of Conduct for any executive officer or director requires the approval of the Company’s Board of Directors. Any such waiver will, to the extent required by law or the NYSE, be disclosed on the Company’s website at www.ingersollrand.com or on a current report on Form 8-K. No such waivers were granted in 2008.

We have not made payments to directors other than the fees to which they are entitled as directors (described under the heading “Compensation of Directors”) and the reimbursement of expenses relating to their services as directors. We have made no loans to any director or officer nor have we purchased any shares of the Company from any director or officer.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and officers, and persons who beneficially own more than ten percent of the Company’s common stock, to file reports of ownership and reports of changes in ownership with the SEC and the NYSE. To the Company’s knowledge, based solely on its review of such forms received by the Company and written representations that no other reports were required, all Section 16(a) filing requirements were complied with for the year 2008.

SHAREHOLDER PROPOSALS AND NOMINATIONS

Any proposal by a shareholder intended to be presented at the 2010 annual general meeting of shareholders of the Company must be received by the Company at the offices of Ingersoll-Rand Company at One Centennial Avenue, Piscataway, New Jersey 08855, Attn: Secretary, no later than December 23, 2009, for inclusion in the proxy materials relating to that meeting. Any such proposal must meet the requirements set forth in the rules and regulations of the SEC, including Rule 14a-8, in order for such proposals to be eligible for inclusion in our 2010 proxy statement.

The Company’s Bye-laws, as amended, set forth procedures to be followed by shareholders who wish to nominate candidates for election to the Board in connection with annual general meetings of shareholders or pursuant to written shareholder consents or who wish to bring other business before a shareholders’ general meeting. All such nominations must be made following written notice to the Secretary of the Company accompanied by certain background and other information specified in the Bye-laws. In connection with any annual general meeting, written notice of a shareholder’s intention to make such nominations must be given to the Secretary of the Company not later than the date which is 90 days in advance of the anniversary of the immediately preceding annual general meeting or, if the date of the annual general meeting occurs more than 30 days before, or 60 days after, the anniversary of such immediately preceding annual general meeting, not later than the seventh day after the date on which notice of such annual general meeting is given.

The Corporate Governance and Nominating Committee will consider all shareholder recommendations for candidates for Board membership, which should be sent to the Committee, care of the Secretary of the Company, at the address set forth above. In addition to considering candidates recommended by shareholders, the Committee considers potential candidates recommended by current directors, Company officers, employees and others. As stated in the Company’s Corporate Governance Guidelines attached as Appendix C to this proxy statement, all candidates for Board membership are selected based upon their judgment, character, achievements and experience in matters affecting business and industry. Candidates recommended by shareholders are evaluated in the same manner as director candidates identified by any other means.

In order for you to bring other business before a shareholder general meeting, timely notice must be received by the Secretary of the Company within the time limits described above. The notice must include a description of the proposed item, the reasons you believe support your position concerning the item, and other specified matters. These requirements are separate from and in addition to the requirements you must meet to have a proposal included in our proxy statement. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority.

If a shareholder wishes to communicate with the Board of Directors for any other reason, all such communications should be sent in writing, care of the Secretary of the Company, or by email at irboard@irco.com.

HOUSEHOLDING

SEC rules permit a single set of annual reports and proxy statements to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate proxy card. This procedure is referred to as householding. While the Company does not household in mailings to its shareholders of record, a number of brokerage firms with account holders who are Company shareholders have instituted householding. In these cases, a single proxy statement and annual report will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once a shareholder has received notice from his or her broker that the broker will be householding communications to the shareholder’s address, householding will continue until the shareholder is notified otherwise or until the shareholder revokes his or her consent. If at any time a shareholder no longer wishes to participate in householding and would prefer to receive a separate proxy statement and annual report, he or she should notify his or her broker. Any shareholder can receive a copy of the Company’s proxy statement and annual report by contacting the Company at Ingersoll-Rand Company, One Centennial Avenue, Piscataway, New Jersey 08855, Attention: Secretary or by accessing it at the Company’s website at www.ingersollrand.com.

Shareholders who hold their shares through a broker or other nominee who currently receive multiple copies of the proxy statement and annual report at their address and would like to request householding of their communications should contact their broker.

Dated: April 22, 2009

Appendix A

Directions to the Annual Meeting

The Crowne Plaza – Airport Hotel is located in the heart of Santry Demesne, which is less than 2 miles from the Airport and less then a mile from the M1 and M 50 motorway networks. It is next to Morton Athletics Stadium and approximately 5 miles from Dublin City centre.

Directions

Directions from the Airport

The main Airport exit leads to the airport roundabout, at this roundabout take the right exit signposted for Santry – drive 1.5 miles through 3 sets of traffic lights – at the 4th set of traffic lights take a right turn into Santry Demesne. The hotel is located 100 metres on the right-hand side.

Directions from Dublin City Centre / M1

Follow signs for M1 / Dublin- Airport. Take the 2nd exit off the M1 signposted for Santry / Coolock and follow signs for Santry. At the T- junction turn right, pass the Morton Athletics Stadium, turn left at the next set of traffic lights into Santry Demesne. The hotel is located 100 metres on the right-hand side.

Directions from M50

Follow signs for M1 / City centre. From the M1 take the 1st exit signposted for Santry / Coolock , cross over the flyover following signs for Santry. At the T- junction turn right, pass the Morton Athletics Stadium, turn left at the next set of lights into Santry Demesne. The hotel is located 100 metres on the right-hand side.

A-1

Appendix B

INGERSOLL-RAND COMPANY LIMITED

INCENTIVE STOCK PLAN OF 2007

(Amended and Restated as of June 3, 2009)

1. Purpose of the Plan

The purpose of the Plan is to aid the Company and its Affiliates in recruiting and retaining key employees and directors and to motivate such employees and directors to exert their best efforts on behalf of the Company and its Affiliates by providing incentives through the granting of Awards. The Company expects that it will benefit from the added interest which such key employees and directors will have in the welfare of the Company as a result of their proprietary interest in the Company’s success.

2. Definitions

The following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a) Act:    The Securities Exchange Act of 1934, as amended, or any successor thereto.

(b) Affiliate:    With respect to the Company, any Person or entity directly or indirectly controlling, controlled by, or under common control with, the Company or any other Person or entity designated by the Board in which the Company or an Affiliate has an interest.

(c) Associate:    With respect to a specified Person, means (i) any corporation, partnership, or other organization of which such specified Person is an officer or partner; (ii) any trust or other estate in which such specified Person has a substantial beneficial interest or as to which such specified Person serves as trustee or in a similar fiduciary capacity; (iii) any relative or spouse of such specified Person, or any relative of such spouse who has the same home as such specified Person, or who is a director or officer of the Company or any of its Subsidiaries; and (iv) any Person who is a director, officer, or partner of such specified Person or of any corporation (other than the Company or any wholly-owned Subsidiary), partnership or other entity which is an Affiliate of such specified person.

(d) Award:    An Option, Stock Appreciation Right or Other Stock-Based Award granted pursuant to the Plan.

(e) Beneficial Owner:    A “beneficial owner”, as such term is defined in Rule 13d-3 under the Act (or any successor rule thereto) provided, however, that any individual, corporation, partnership, group, association or other Person or entity which has the right to acquire any of the Company’s outstanding securities entitled to vote generally in election of directors at any time in the future, whether such right is contingent or absolute, pursuant to any agreement, arrangement or understanding or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed the Beneficial Owner of such securities.

(f) Board:    The Board of Directors of the Company.

(g) Change in Control:    The date (i) any individual, corporation, partnership, group, association or other person or entity, together with its Affiliates and Associates (other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or Ingersoll-Rand Company, a New Jersey corporation), is or becomes the Beneficial Owner of securities of the Company representing 30% or more of the combined voting power of the Company’s Voting Securities; (ii) the Continuing Directors fail to constitute a majority of the members of the Board; (iii) of consummation of any transaction or series of transactions under which the Company is merged or consolidated with any other company which is not an Affiliate; (iv) of any sale, lease, exchange or other transfer, in one transaction or a series of related transactions, of all, or substantially all, of the assets of the Company, other than any sale, lease, exchange or other transfer to any Person or entity where the Company owns, directly or indirectly, at least 80% of the combined voting power of the Voting Securities of such Person or entity or its parent corporation after any such transfer; or (v) any other event that the Continuing Directors determine to be a Change in Control; provided, however, that in the case of a transaction described in (i), (iii) or (v), above, there shall not be a Change in Control if the shareholders of the Company immediately prior to any such transaction own (or continue to own by remaining outstanding or by being converted into Voting Securities of the surviving entity or parent entity) more than 50% of the combined voting power of the Voting Securities of the Company, the surviving entity or any parent of either immediately following such transaction, in substantially the same proportion to each other as prior to such transaction.

(h) Code:    The Internal Revenue Code of 1986, as amended, or any successor thereto.

(i) Committee:    The Compensation Committee of the Board (or a subcommittee thereof), or such other committee of the Board (including, without limitation, the full Board) to which the Board has delegated power to act under or pursuant to the provisions of the Plan.

(j) Company:    Ingersoll-Rand Company Limited, a Bermuda company and any successor thereto.

(k) Continuing Directors:    A director who either was a member of the Board on December 1, 2006 or who became a member of the Board subsequent to such date and whose election, or nomination for election by the Company’s shareholders, was Duly Approved by the Continuing Directors on the Board at the time of such nomination or election, either by a specific vote or by approval of the proxy statement issued by the Company on behalf of the Board in which such person is named as nominee for director, without due objection to such nomination, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person or entity other than the Board.

(l) Duly Approved by the Continuing Directors:    An action approved by the vote of at least two-thirds of the Continuing Directors then on the Board.

(m) Effective Date:    June 1, 2007.

(n) Fair Market Value:    On a given date, (i) if there should be a public market for the Shares on such date, the average between the high and low price of the Shares as reported on such date on the Composite Tape of the principal national securities exchange on which such Shares are listed or admitted to trading, or, if the Shares are not listed or admitted on any national securities exchange, the arithmetic mean of the per Share closing bid price and per Share closing asked price on such date as quoted on the National Association of Securities Dealers Automated Quotation System (or such market in which such prices are regularly quoted) (the “NASDAQ”), or, if no sale of Shares shall have been reported on the Composite Tape of any national securities exchange or quoted on the NASDAQ on such date, then the immediately preceding date on which sales of the Shares have been so reported or quoted shall be used, and (ii) if there should not be a public market for the Shares on such date, the Fair Market Value shall be the value established by the Committee in good faith.

(o) Full Value Awards:    Awards of Shares under the Plan (including any future grants of restricted stock or phantom stock) that are not awards of Options~~,~~ or Stock Appreciation Rights ~~or other similar awards~~.

(p) ISO:    An Option that is also an incentive stock option granted pursuant to Section 6(d) of the Plan.

(q) Option:    A stock option granted pursuant to Section 6 of the Plan.

(r) Option Price:    The purchase price per Share of an Option, as determined pursuant to Section 6(a) of the Plan.

(s) Other Stock-Based Awards:    Awards granted pursuant to Section 8 of the Plan.

(t) Participant:    An employee or director who is selected by the Committee to participate in the Plan.

(u) Performance-Based Awards:    Certain Other Stock-Based Awards granted pursuant to Section 8(b) of the Plan.

(v) Person:    A “person”, as such term is used for purposes of Section 13(d) or 14(d) of the Act (or any successor section thereto), including any Affiliate or Associate of the Company.

(w) Plan:    The Ingersoll-Rand Company Limited Incentive Stock Plan of ~~2007.~~2007, as from time to time amended and then in effect.

(x) Shares:    Class A common shares of the Company.

(y) Stock Appreciation Right:    A stock appreciation right granted pursuant to Section 7 of the Plan.

(z) Subsidiary:    A subsidiary corporation, as defined in Section 424(f) of the Code (or any successor section thereto).

(aa) Voting Securities:    The outstanding securities entitled to vote generally in election of directors.

3. Shares Subject to the Plan

Subject to Section 9, the total number of Shares which may be issued under the Plan is ~~14,000,000~~27,500,000 and the maximum number of Shares for which ISOs may be granted is 20% of the total number of Shares which may be issued under the Plan. ~~Of the total available Shares which may be issued under the Plan,~~For Awards granted prior to June 3, 2009, not more than 25% shall be in the form of Full Value Awards. With respect to Awards granted on or after June 3, 2009, to the extent any Shares are granted as Full Value Awards, each such Share shall count as 2.05 Shares for purposes of the overall limit on Shares available for further grants under the Plan. The Shares may consist, in whole or in part, of unissued Shares or treasury Shares. The actual issuance of Shares upon the exercise of an Award or in consideration of the cancellation or termination of an Award shall reduce the ~~total number of Shares available under the Plan, as applicable. Shares which are subject to Awards that terminate or lapse~~number of Shares available for grant under the Plan (i) in the case of Awards granted on or after June 3, 2009, with a reduction of 2.05 Shares for every Share previously granted as a Full Value Award and a reduction of one Share for every Share previously granted as an Award of Options or Stock Appreciation Rights and (ii) in the case of Awards granted prior to June 3, 2009, with a reduction of one Share for every Share previously granted as an Award. In the event all or any portion of an Award is terminated or lapses without the payment of consideration ~~may be granted again under the Plan.~~, the number of Shares not issued that were originally deducted for such Award pursuant to this Section 3 shall be restored and may again be used for Awards under the Plan. In the event that Shares are retained or are otherwise not issued by the Company in order to satisfy tax withholding obligations in connection with Full Value Awards (i.e. Awards other than Stock Options or Stock Appreciation Rights), the number of Shares so retained or not issued that were originally deducted for such Award pursuant to this Section 3 shall be restored and may again be used for Awards under the Plan. Shares subject to an Award under the Plan may not be available again for issuance under the Plan if such Shares are retained or otherwise not issued by the Company in order to satisfy tax withholding obligations in connection with Stock Options or Stock Appreciation Rights.

4. Administration

The Plan shall be administered by the Committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof consisting solely of at least two individuals who are intended to qualify as “Non-Employee Directors” within the meaning of Rule 16b-3 under the Act (or any successor rule thereto), “independent directors” within the meaning of The New York Stock Exchange’s listed company rules and “outside directors” within the meaning of Section 162(m) of the Code (or any successor section thereto). Additionally, the Committee may delegate the authority to grant Awards under the Plan to any employee or group of employees of the Company or an Affiliate; provided, however, that such delegation and grants are consistent with applicable law and guidelines established by the Committee from time to time. Awards may, in the discretion of the Committee, be made under the Plan in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by the Company or with which the Company and/or any of its Affiliates combines. The number of Shares underlying such substitute awards shall be counted against the aggregate number of Shares available for Awards under the Plan. The Committee is authorized to interpret the

Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries or successors). The Committee shall have the full power and authority to establish the terms and conditions of any Award consistent with the provisions of the Plan and to waive any such terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions). The Committee shall require payment of any amount it may determine to be necessary for federal, state, local or other taxes as a result of the exercise, grant or vesting of an Award. The Committee shall not be required to issue any Award under the Plan until such obligations described in the previous sentence have been satisfied in full. In no event shall the Committee cancel any outstanding Option or Stock Appreciation Right for the purpose of reissuing such Option or Stock Appreciation Right to the Participant at a lower exercise price nor shall the Committee reduce the exercise price of an outstanding Option or Stock Appreciation Right.

5. Limitations

No Award may be granted under the Plan after the tenth anniversary of the Effective Date, but Awards theretofore granted may extend beyond that date.

6. Terms and Conditions of Options

Options granted under the Plan shall be, as determined by the Committee, non-qualified or incentive stock options for United States federal income tax purposes, as evidenced by the related Award letters, and shall be subject to the foregoing and the following terms and conditions and to such other terms and conditions, not inconsistent therewith, as the Committee shall determine:

(a) Option Price.    The Option Price per Share shall be determined by the Committee, but shall not be less than 100% of the Fair Market Value of a Share on the date an Option is granted (other than as described in Section 4).

(b) Exercisability.    Options granted under the Plan shall be exercisable at such time and upon such terms and conditions as may be determined by the Committee, but in no event shall an Option be exercisable more than ten years after the date it is granted.

(c) Exercise of Options.    Except as otherwise provided in the Plan or in an Award letter, an Option may be exercised for all, or from time to time any part, of the Shares for which it is then exercisable. For purposes of Section 6 of the Plan, the exercise date of an Option shall be the later of the date a notice of exercise is received by the Company or its designee or administrative agent in the form and manner satisfactory to the Company and, if applicable, the date payment is received by the Company or its designee or administrative agent in accordance with the following sentence. The purchase price for the Shares as to which an Option is exercised shall be paid to the Company as designated by the Committee, pursuant to one or more of the following methods: (i) in cash or its equivalent (e.g., by personal check) or (ii) if there is a public market for the Shares underlying the Options at such time, through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate Option Price for the Shares being purchased.

(d) ISOs.    The Committee may grant Options under the Plan that are intended to be ISOs. Such ISOs shall comply with the requirements of Section 422 of the Code (or any successor section thereto). No ISO may be granted to any Participant who at the time of such grant, owns more than ten percent of the total combined voting power of all classes of stock of the Company or of any Subsidiary, unless (i) the Option Price for such ISO is at least 110% of the Fair Market Value of a Share on the date the ISO is granted and

(ii) the date on which such ISO terminates is a date not later than the day preceding the fifth anniversary of the date on which the ISO is granted. Any Participant who disposes of Shares acquired upon the exercise of an ISO either (A) within two years after the date of grant of such ISO or (B) within one year after the transfer of such Shares to the Participant, shall notify the Company of such disposition and of the amount realized upon such disposition. All Options granted under the Plan are intended to be nonqualified stock options, unless the applicable Award letter expressly states that the Option is intended to be an ISO. If an Option is intended to be an ISO, and if for any reason such Option (or portion thereof) shall not qualify as an ISO, then, to the extent of such nonqualification, such Option (or portion thereof) shall be regarded as a nonqualified stock option granted under the Plan; provided that such Option (or portion thereof) otherwise complies with the Plan’s requirements relating to nonqualified stock options. In no event shall any member of the Committee, the Company or any of its Affiliates (or their respective employees, officers or directors) have any liability to any Participant (or any other Person) due to the failure of an Option to qualify for any reason as an ISO.

(e) Rights with Respect to Shares.    No Participant shall have any rights to dividends or other rights of a shareholder with respect to Shares subject to an Option until the Participant has given written notice of exercise of the Option, paid in full for such Shares and, if applicable, has satisfied any other conditions imposed by the Committee pursuant to the Plan.

7. Terms and Conditions of Stock Appreciation Rights

(a) Grants.    The Committee may grant (i) a Stock Appreciation Right independent of an Option or (ii) a Stock Appreciation Right in connection with an Option, or a portion thereof. A Stock Appreciation Right granted pursuant to clause (ii) of the preceding sentence (A) may only be granted at the time the related Option is granted, (B) shall cover the same number of Shares covered by an Option (or such lesser number of Shares as the Committee may determine) and (C) shall be subject to the same terms and conditions as such Option except for such additional limitations as are contemplated by this Section 7 (or such additional limitations as may be included in an Award letter).

(b) Terms.    The exercise price per Share of a Stock Appreciation Right shall be an amount determined by the Committee but in no event shall such amount be less than the Fair Market Value of a Share on the date the Stock Appreciation Right is granted (other than as described in Section 4); provided, however, that in the case of a Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, the exercise price may not be less than the Option Price of the related Option. Each Stock Appreciation Right granted independent of an Option shall entitle a Participant upon exercise to a number of Shares equal to (1) an amount that is (i) the excess of (A) the opening price of the Shares (as reported on the Composite Tape of the principal national securities exchange on which such shares are listed or admitted to trading) on the exercise date of one Share (the “Opening Price”) over (B) the exercise price per Share, multiplied by (ii) the number of Shares covered by the Stock Appreciation Right, divided by (2) the Opening Price. Each Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, shall entitle a Participant to surrender to the Company the unexercised Option, or any portion thereof, and to receive from the Company in exchange therefore a number of Shares equal to (1) an amount that is (i) the excess of (A) the Opening Price over (B) the Option Price per Share, multiplied by (ii) the number of Shares covered by the Option, or portion thereof, which is surrendered, divided by (2) the Opening Price. Payment shall be made in Shares. Stock Appreciation Rights may be exercised from time to time upon actual receipt by the Company or its designee or administrative agent of written notice of exercise in the form and manner satisfactory to the Company stating the number of Shares with respect to which the Stock Appreciation Right is being exercised. The date a notice of exercise is received by the Company shall be the exercise date. No fractional Shares will be issued in payment for Stock Appreciation Rights, but instead the number of Shares will be rounded downward to the next whole Share.

(c) Limitations.    The Committee may impose, in its discretion, such conditions regarding the exercisability of Stock Appreciation Rights as it may deem fit, but in no event shall a Stock Appreciation Right be exercisable more than ten years after the date it is granted.

8. Other Stock-Based Awards

(a) Generally.    The Committee, in its sole discretion, may grant or sell Awards of Shares (including (i) Awards of Shares in lieu of any incentive or variable compensation to which a Participant is entitled to from the Company or its Subsidiaries and (ii) Awards of Shares granted to non-employee directors as all or a part of their retainer or other fees for services), Awards of restricted Shares and Awards that are valued in whole or in part by reference to, or are otherwise based on the Fair Market Value of, Shares (“Other Stock-Based Awards”). Such Other Stock-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive, or vest with respect to, one or more Shares (or the equivalent cash value of such Shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Other Stock-Based Awards may be granted alone or in addition to any other Awards granted under the Plan. Subject to the provisions of the Plan, the Committee shall determine to whom and when Other Stock-Based Awards will be made, the number of Shares to be awarded under (or otherwise related to) such Other Stock-Based Awards, and all other terms and conditions of such Awards (including, without limitation, the vesting provisions thereof and provisions ensuring that all Shares so awarded and issued shall be fully paid and non-assessable).

(b) Performance-Based Awards.    Notwithstanding anything to the contrary herein, certain Other Stock-Based Awards, Options and Stock Appreciation Rights granted under this Section 8 may be granted in a manner which is intended to be deductible by the Company under Section 162(m) of the Code (or any successor section thereto) (“Performance-Based Awards”). A Participant’s Performance-Based Award shall be determined based on the attainment of written performance goals approved by the Committee for a performance period established by the Committee (i) while the outcome for that performance period is substantially uncertain and (ii) no more than 90 days after the commencement of the performance period to which the performance goal relates or, if less, the number of days which is equal to 25 percent of the relevant performance period. The performance goals, which must be objective, shall be based upon one or more of the following criteria: (i) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per Share; (v) book value per Share; (vi) return on shareholders’ equity; (vii) expense management; (viii) return on invested capital; (ix) improvements in capital structure; (x) profitability of an identifiable business unit or product; (xi) maintenance or improvement of profit margins or revenue; (xii) stock price; (xiii) market share; (xiv) revenues or sales; (xv) costs; (xvi) available cash flow; (xvii) working capital; (xviii) return on assets; (xix) total shareholder return, (xx) productivity ratios, and (xxi) economic value added. In addition, to the degree consistent with Section 162(m) of the Code (or any successor section thereto), the performance goals may be calculated without regard to extraordinary items. The maximum amount of a Performance-Based Award during a calendar year to any Participant shall be: (x) with respect to Performance-Based Awards that are Options or Stock Appreciation Rights, 750,000 Shares and (y) with respect to Performance-Based Awards that are not Options or Stock Appreciation Rights, $10,000,000 on the date of the award. No Performance-Based Awards will be paid for a performance period until certification is made by the Committee that the criteria described in this Section 8(b) has been attained. The amount of the Performance-Based Award actually paid to a given Participant may be less than (but not greater than) the amount determined by the applicable performance goal formula, at the discretion of the Committee. The amount of the Performance-Based Award determined by the Committee for a performance period shall be paid to the Participant at such time as determined by the Committee in its sole discretion after the end of such performance period; provided, however, that a Participant may, if and to the extent permitted by the Committee and consistent with the provisions of Sections 162(m) and 409A of the Code, elect to defer payment of a Performance-Based Award.

9. Adjustments Upon Certain Events

Notwithstanding any other provisions in the Plan to the contrary (except for Section 17), the following provisions shall apply to all Awards granted under the Plan:

(a) Generally.    In the event of any change in the outstanding Shares after the Effective Date by reason of any reorganization, recapitalization, merger, consolidation, spin-off, combination, combination or transaction or exchange of Shares or other corporate exchange, or any distribution to shareholders of Shares other than regular cash dividends or any transaction similar to the foregoing, the Committee in its sole discretion and without liability to any person shall make such substitution or adjustment, if any, as it deems to be equitable (subject to Section 17), as to (i) the number or kind of Shares or other securities issued or reserved for issuance pursuant to the Plan or pursuant to outstanding Awards, (ii) the maximum number of Shares for which Options or Stock Appreciation Rights may be granted during a calendar year to any Participant (iii) the maximum amount of a Performance-Based Award that may be granted during a calendar year to any Participant, (iv) the Option Price or exercise price of any stock appreciation right and/or (v) any other affected terms of such Awards. In the event of any change in the outstanding Shares after the Effective Date by reason of any stock split (forward or reverse) or any stock dividend, all adjustments described in the preceding sentence shall occur automatically in accordance with the ratio of the stock split or stock dividend, unless otherwise determined by the Committee.

(b) Change in Control.    The provisions of this Section 9(b) shall apply in the event of a Change in Control, unless otherwise determined by the Committee in connection with the grant of an Award as reflected in the applicable Award letter.

(i) All outstanding Options and Stock Appreciation Rights shall become immediately vested and exercisable;

(ii) All Other Stock-Based Awards shall become immediately vested and payable; and

(iii) The performance period applicable to Performance-Based Awards shall lapse and the performance goals associated with such awards shall be deemed to have been met at their target level.

Notwithstanding the foregoing, the Committee may (subject to Section 17), in its sole discretion, but shall not be obligated to, (A) cancel such Awards for fair value (as determined in the sole discretion of the Committee) which, in the case of Options and Stock Appreciation Rights, shall equal the excess, if any, of value of the consideration to be paid in the Change in Control transaction to holders of the same number of Shares subject to such Options or Stock Appreciation Rights (or, if no consideration is paid in any such transaction, the Fair Market Value of the Shares subject to such Options or Stock Appreciation Rights) over the aggregate exercise price of such Options or Stock Appreciation Rights, (B) provide for the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted hereunder as determined by the Committee in its sole discretion or (C) provide that for a period of at least 15 days prior to the Change in Control, such Options and Stock Appreciation Rights shall be exercisable as to all shares subject thereto and that upon the occurrence of the Change in Control, such Options and Stock Appreciation Rights shall terminate and be of no further force and effect.

10. No Right to Employment or Awards

The granting of an Award under the Plan shall impose no obligation on the Company or any Affiliate to continue the employment or service of a Participant and shall not lessen or affect the Company’s or Affiliate’s right to terminate the employment or service of such Participant. No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

11. Successors and Assigns

The Plan shall be binding on all successors and assigns of the Company and a Participant, including without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

12. Nontransferability of Awards

Unless otherwise determined by the Committee, an Award shall not be transferable or assignable by the Participant otherwise than by will or by the laws of descent and distribution. An Award exercisable after the death of a Participant may be exercised by the legatees, personal representatives or distributees of the Participant.

13. Amendments or Termination

The Board may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made, (a) without the approval of the shareholders of the Company, if such action would (except as is provided in Section 9 of the Plan), increase the total number of Shares reserved for the purposes of the Plan or change the maximum number of Shares for which Awards may be granted to any Participant or (b) without the consent of a Participant, if such action would diminish any of the rights of the Participant under any Award theretofore granted to such Participant under the Plan; provided, however, that the Committee may amend the Plan in such manner as it deems necessary to permit the granting of Awards meeting the requirements of the Code or other applicable laws (including, without limitation, to avoid adverse tax consequences to the Company or to Participants).

14. International Participants

With respect to Participants who reside or work outside the United States of America and who are not (and who are not expected to be) “covered employees” within the meaning of Section 162(m) of the Code, the Committee may, in its sole discretion, amend the terms of the Plan or Awards with respect to such Participants in order to conform such terms with the requirements of local law or to obtain more favorable tax or other treatment for a Participant, the Company or an Affiliate.

15. Choice of Law

The Plan shall be governed by and construed in accordance with the laws of the State of New Jersey without regard to conflicts of laws.

16. Effectiveness of the Plan

The Plan shall be effective as of the Effective Date, subject to the approval of the shareholders of the Company.

17. Section 409A

Notwithstanding other provisions of the Plan or any Award letter thereunder, no Award shall be granted, deferred, accelerated, extended, paid out or modified under this Plan in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon a Participant. In the event that it is reasonably determined by the Committee that, as a result of Section 409A of the Code, payments in respect of any Award under the Plan may not be made at the time contemplated by the terms of the Plan or the relevant Award letter, as the case may be, without causing the Participant holding such Award to be subject to taxation under Section 409A of the Code, the Company will make such payment on the first day that would not result in the Participant incurring any tax liability under Section 409A of the Code.

Without limiting the generality of the foregoing, to the extent applicable, notwithstanding anything herein to the contrary, this Plan and Awards issued hereunder shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that the Committee determines that any amounts payable hereunder will be taxable to a Participant under Section 409A of the Code and related Department of Treasury guidance prior to payment to such Participant of such amount, the Company may (a) adopt such amendments to the Plan and Awards and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and Awards hereunder and/or (b) take such other actions as the Committee determines necessary or appropriate to avoid the imposition of an additional tax under Section 409A of the Code.

Appendix C

INGERSOLL-RAND COMPANY LIMITED

CORPORATE GOVERNANCE GUIDELINES

The following corporate governance guidelines and the charters of the committees of the Board of Directors of the Company, have been approved by the Board of Directors and provide the framework for the corporate governance of the Company.

Role of the Board of Directors

The Company’s business is managed under the direction of the Board of Directors. The Board delegates to the Chief Executive Officer, and through that individual to other senior management, the authority and responsibility for managing the Company’s business. The Board’s role is to oversee the management and governance of the Company and to monitor senior management’s performance.

Among the Board’s core responsibilities are to:

•	Select individuals for Board membership and evaluate the performance of the Board, Board committees and individual directors.

•	Select, monitor, evaluate and compensate senior management.

•	Assure that management succession planning is adequate.

•	Review and approve significant corporate actions.

•	Review and monitor implementation of management’s strategic plans.

•	Review and approve the Company’s annual operating plans and budgets.

•	Monitor corporate performance and evaluate results compared to the strategic plans and other long-range goals.

•	Review the Company’s financial controls and reporting systems.

•	Review and approve the Company’s financial statements and financial reporting.

•	Review the Company’s ethical standards and legal compliance programs and procedures.

•	Monitor relations with shareholders, employees, and the communities in which the Company operates.

Board Size and Composition

The Board of Directors is comprised of such number of directors as the Board deems appropriate to function efficiently as a body, subject to the Company’s Bye-Laws. The Corporate Governance and Nominating Committee reviews the composition of the full Board to identify the qualifications and areas of expertise needed to further enhance the composition of the Board, makes recommendations to the Board concerning the appropriate size and needs of the Board and, on its own or with the assistance of management or others, identifies candidates with those qualifications.

The Board is made up of a substantial majority of independent, non-employee directors and the Board considers this to be the appropriate structure. The Board establishes principles and procedures to determine whether or not any particular director is independent in accordance with applicable regulations and the requirements of the New York Stock Exchange. The standards currently in effect for determining the independence of individual directors are attached as Exhibit I to these Corporate Governance Guidelines.

Selection of Directors

Under the Bye-Laws, the Board of Directors has authority to fill vacancies in the Board and to nominate candidates for election by the shareholders. The screening process is done by the Corporate Governance and Nominating Committee with direct input from the Chairman and CEO and from the other directors and from time to time with the assistance of director search firms. In considering candidates for director, the Corporate Governance and Nominating Committee will take into account all factors it considers appropriate, including, among other things, breadth of experience, understanding of business and financial issues, ability to exercise sound judgment, diversity, leadership, and achievements and experience in matters affecting business and industry. The Corporate Governance and Nominating Committee considers the entirety of each candidate’s credentials and believes that at a minimum each nominee should satisfy the following criteria: highest character and integrity, experience and understanding of strategy and policy-setting, sufficient time to devote to Board matters, and no conflict of interest that would interfere with performance as a director. Shareholders may recommend candidates for Board membership for consideration by the Corporate Governance and Nominating Committee. Such recommendations should be sent to the Committee, care of the Secretary of the Company. Candidates recommended by shareholders are evaluated in the same manner as director candidates identified by any other means.

Chairman of the Board and CEO

The positions of Chairman of the Board and CEO are held by the same person, except in unusual circumstances. This policy has worked well for the Company. It is the Board’s view that the Company’s corporate governance principles, the quality, stature and substantive business knowledge of the members of the Board of Directors, as well as the Board’s culture of open communication with the CEO and senior management are conducive to Board effectiveness with a combined Chairman and CEO position.

Committees of the Board

The Board of Directors has the following committees: Audit, Compensation, Corporate Governance and Nominating, and Finance. All committees have written, Board-approved charters detailing their responsibilities. Only non-employee directors serve on these committees. Chairpersons and members of these four committees are rotated periodically, as appropriate. At each meeting of the Audit Committee, committee members meet privately with representatives of the Company’s independent auditors, and with the Company vice president responsible for the internal audit function. At least once a year, the Audit Committee meets privately with the Company’s chief compliance officer.

The Audit Committee meets at least eight times each year, and the Compensation, Finance and Corporate Governance and Nominating Committees each meet at least four times each year. Additional committee meetings are called as required.

Board Agenda and Meetings

The Chairman and Chief Executive Officer establishes the agendas for the Board meetings in conjunction with the lead director. Each director is free to suggest items for inclusion in the agenda, and each director is free to raise at any Board meeting subjects that are not on the agenda for that meeting. Board materials relating to agenda items are provided to Board members in advance of meetings to allow the directors to prepare for discussion of matters at the meeting. The Board reviews and approves the Company’s yearly operating plan and specific financial goals at the start of each year, and the Board monitors performance throughout the year. At an expanded Board meeting once a year, the Board reviews in depth the Company’s long-range strategic plan. At the expanded meeting, it also reviews senior management development and succession planning.

Management presentations are made to the Board and its committees regularly on various aspects of the Company’s operations. The directors have unrestricted access to management and corporate staff.

Executive Sessions of Non-employee Directors

The non-employee directors meet privately in executive sessions to review the performance of the CEO and to review recommendations of the Compensation Committee concerning compensation for the employee directors. The non-employee directors also meet as necessary, but at least twice a year, in executive session to consider such matters as they deem appropriate without management being present.

Lead Director

It is the policy of the Board that a Lead Director be appointed annually on a rotating basis from among the independent directors not concurrently serving as a chair of a Board committee. The Lead Director (a) presides at all meetings of the directors at which the Chairman is not present, including executive sessions of the independent directors; (b) serves as a liaison between the Chairman and the independent directors; (c) approves the information sent to the directors; (d) with input from the other independent directors, approves Board meeting agendas and Board meeting schedules to assure that there is sufficient time for discussion of all agenda items; (e) has the authority to call meetings of the independent directors; and (f) is available for direct communication from major shareholders.

Director Orientation and Continuing Education

In order to become familiar with the Company, as well as the functioning of the Board of Directors, newly-appointed directors receive a variety of materials, including a Directors’ Handbook, which provide an overview of the Company, its operations and organization. They are also provided with access to key management personnel to provide additional information, including significant issues currently facing the Company. Management will also maintain a program to keep directors up to date on legal, regulatory and other matters relevant to their positions as directors of a large publicly-held corporation.

Director Compensation and Stock Ownership

The Corporate Governance and Nominating Committee periodically reviews the Board of Directors’ compensation and benefits and compares them with director compensation and benefits at peer companies. It is the Board of Directors’ policy that directors receive at least 30% of their compensation in Company stock until they own 20,000 shares and directors are then required to retain ownership of a minimum of 20,000 shares until their resignation or retirement from the Board. It is also the policy of the Board that directors’ fees be the sole compensation received from the Company by any non-employee director.

CEO Performance Evaluation

At the beginning of each year, the CEO presents his performance objectives for the upcoming year to the non-employee directors for their approval. At the end of the year, the non-employee directors then meet privately to discuss the CEO’s performance for the current year against his performance objectives. The non-employee directors use this performance evaluation in the course of their deliberations when considering the compensation of the CEO. The non-employee directors and the CEO then meet to review the CEO’s performance evaluation and compensation.

Chief Executive Officer Succession

The Board of Directors views CEO selection as one of its most important responsibilities. To assist the Board in succession planning, the CEO reports at least annually to the Board providing an assessment of senior managers and their potential to succeed the CEO, either in the event of a sudden emergency or in anticipation of the CEO’s future retirement.

Director Retirement

Each non-employee director must retire at the annual general meeting immediately following his or her 75th birthday. Directors who change the occupation they held when initially elected must offer to resign from the Board. At that time, the Corporate Governance and Nominating Committee reviews the continued appropriateness of Board membership under the new circumstances and makes a recommendation to the Board. Employee directors, including the CEO, must retire from the Board at the time of a change in their status as an officer of the Company, unless the policy is waived by the Board.

Board and Board Committee Performance Evaluation

With the goal of increasing the effectiveness of the Board of Directors and its relationship to management, the Corporate Governance and Nominating Committee assists the Board in evaluating its performance as a whole and the performance of its committees. Each Board committee is also responsible for conducting an annual evaluation of its performance. The effectiveness and contributions of individual directors are considered each year when the directors stand for renomination.

Board Memberships

The CEO and other members of senior management must seek the approval of the Board (or the Board committee to which this responsibility has been delegated), before accepting outside board memberships with for-profit entities.

Non-employee directors must advise the Chairman of the Board and the Chair of the Corporate Governance and Nominating Committee if they are being considered for election or appointment to a board of directors of another publicly-held company. The Corporate Governance and Nominating Committee will determine whether the new board membership is compatible with continued service on the Company’s Board.

Independent Advice

The Board or a committee of the Board may seek legal or other expert advice from a source independent of management. Generally, this would be with the knowledge of the CEO.

Code of Conduct

The Company will maintain a code of business conduct and ethics which will articulate for employees, shareholders, customers and suppliers the standards of conduct, including conflicts of interest matters, to which the Company expects to adhere. Directors will also be required to abide by the code of conduct. Any waivers of the conflict of interest requirements of such code in favor of a director or executive officer will be subject to approval by the Board. In the case of the consideration of such a waiver in favor of a director, such director shall not participate in the deliberation or vote relating to such waiver.

Internal Audit Function

The Company will maintain an internal audit function whose head will report directly to the Audit Committee. The internal audit function is responsible for bringing a systematic, disciplined approach to evaluate the effectiveness of risk management, control and governance processes. Its duties include monitoring the compliance by Company operations with the Company’s internal controls and identifying any deficiencies in the design or operation of such internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data.

Exhibit I

Guidelines for Determining Independence of Directors

(A) A director will not be deemed “independent” if: (i) the director is affirmatively determined by the board of directors of the Company to have a material relationship to the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company); (ii) the director is or was within the last three years employed by the Company or any of its subsidiaries; (iii) an immediate family member of the director is or was within the last three years employed by the Company or any of its subsidiaries as an executive officer; (iv) the director or an immediate family member of the director has received during any twelve-month period within the last three years more than $120,000 in direct compensation (other than director and Board committee fees and pension or other forms of deferred compensation not contingent on continued service as a director from the Company and its subsidiaries), provided, however that for purposes of this subparagraph (iv), compensation received by an immediate family member for service as an employee of the Company (other than an executive officer) shall not be included in determining a director’s independence; (v) the director, or an immediate family member of the director, is a current partner of a firm that is the Company’s internal or external auditor; (vi) the director is a current employee of such audit firm; (vii) an immediate family member of the director is a current employee of such audit firm and personally works on the Company’s audit; (viii) the director or an immediate family member of the director was within the last three years (but is no longer) a partner or employee of such audit firm and personally worked on the Company’s audit within that time; (ix) an executive officer of the Company is or was within the last three years on the compensation committee of the board of directors of a company that employed the director, or an immediate family member of the director, as an executive officer at the same time; or (x) the director is a current employee, or has an immediate family member who is a current executive officer, of a company or tax exempt organization having any of the relationships with the Company described in paragraph (B) below.

(B) The following commercial or charitable relationships are considered to be material relationships that would impair a director’s independence: (i) if a director is a current employee, or an immediate family member of a director is a current executive officer, of another company that has made payments to, or receives payments from, the Company for property or services in an amount which, in any of the last three fiscal years, is greater than $1 million, or 2% of the other company’s consolidated gross revenues or (ii) if a director is a current employee, or an immediate family member of a director is a current executive officer, of a tax exempt organization, and the Company’s discretionary charitable contributions to the organization in the aggregate are greater than $1 million, or 2% of that organization’s consolidated gross revenues. (The amount of any “match” of charitable contributions under the Company’s matching gifts program will not be included in calculating the amount of the Company’s contributions for this purpose.) The Board will annually review all commercial and charitable relationships of directors.

(C) For relationships other than those of the types described in (A) and (B), the determination of whether the director has a material relationship with the Company, and therefore may not be independent, will be made in good faith by the directors who satisfy the guidelines set forth in such preceding paragraphs.

(D) For purposes of these guidelines the term “immediate family member” includes an individual’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who shares such individual’s house.

(E) For purposes of these guidelines the term “executive officer” shall have the same meaning as the term “officer” in Rule 16a-1(f) of the Securities Exchange Act of 1934.

Last Amended: February 4, 2009

INGERSOLL-RAND COMPANY LIMITED C/O INGERSOLL-RAND COMPANY ONE CENTENNIAL AVENUE PISCATAWAY, NJ 08855

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INGERSOLL-RAND COMPANY LIMITED
The Board of Directors recommends a vote “FOR” all nominees and “FOR” Proposals 2, 3 and 4.

Vote On Directors

1	Election of the following nominees as Directors

	Nominees:	For	Against	Abstain			For	Against	Abstain

	1a A. C. Berzin	☐	☐	☐		1g C. J. Horner	☐	☐	☐

	1b J. L. Cohon	☐	☐	☐		1h T. E. Martin	☐	☐	☐

	1c G. D. Forsee	☐	☐	☐		1i P. Nachtigal	☐	☐	☐

	1d P. C. Godsoe	☐	☐	☐		1j O. R. Smith	☐	☐	☐

	1e E. E. Hagenlocker	☐	☐	☐		1k R. J. Swift	☐	☐	☐

	1f H. L. Henkel	☐	☐	☐		1l T. L. White	☐	☐	☐

Vote On Proposals

For address changes and/or comments, please check this box and write them on the back where indicated.				☐	2.	Approval of an advisory proposal relating to the Company’s executive pay-for-performance compensation policies and procedures.	☐	☐	☐
Please indicate if you plan to attend this meeting.		☐ Yes	☐ No		3.	Approval of the Amended and Restated Incentive Stock Plan of 2007.	☐	☐	☐
Please sign as name appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.					4.	Appointment of independent auditors and authorization of Board of Directors to fix the auditors’ remuneration.	☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

IF YOU PLAN TO ATTEND THE ANNUAL GENERAL MEETING, PLEASE BRING,

IN ADDITION TO THIS ADMISSION TICKET, A PROPER FORM OF IDENTIFICATION.

ADMISSION TICKET

INGERSOLL-RAND COMPANY LIMITED

ANNUAL GENERAL MEETING OF SHAREHOLDERS

JUNE 3, 2009

2:30 P.M.

Crowne Plaza Dublin – Northwood

Northwood Park

Santry Demesne, Santry

Dublin 9, Ireland

THIS ADMISSION TICKET ADMITS ONLY THE NAMED SHAREHOLDER AND ONE GUEST.

PLEASE SEE APPENDIX A OF THE PROXY STATEMENT FOR DIRECTIONS.

NOTE: VIDEO, STILL PHOTOGRAPHY AND RECORDING DEVICES ARE NOT PERMITTED AT THE

ANNUAL GENERAL MEETING. YOUR COOPERATION IS APPRECIATED.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

	▲ FOLD AND DETACH HERE ▲	M13627-P80082

INGERSOLL-RAND COMPANY LIMITED PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR 2009 ANNUAL GENERAL MEETING OF SHAREHOLDERS

The undersigned hereby appoint(s) HERBERT L. HENKEL, STEVEN R. SHAWLEY AND PATRICIA NACHTIGAL, or any of them, with power of substitution, attorneys and proxies to vote, as indicated on the reverse hereof, all Class A Common Shares of Ingersoll-Rand Company Limited (the “Company”) which the undersigned is entitled to vote at the Annual General Meeting of Shareholders to be held at the Crowne Plaza Dublin - Northwood, Northwood Park, Santry Demesne, Santry, Dublin 9, Ireland, on Wednesday, June 3, 2009, at 2:30 P.M., or at any adjournments thereof, with all the powers the undersigned would possess, if then and there personally present, upon the matters described in the Notice of Annual General Meeting of Shareholders and Proxy Statement, dated April 22, 2009, receipt of which is hereby acknowledged, and upon any other business that may come before the meeting or any such adjournment.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO CONTRARY SPECIFICATIONS ARE MADE ABOVE, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2, 3 AND 4.

This card also constitutes your voting instructions with respect to Class A common shares held in accounts under the Ingersoll-Rand Company Employee Savings Plan, the Ingersoll-Rand Company Employee Savings Plan for Bargained Employees, the Ingersoll-Rand/Thermo King de Puerto Rico Retirement Savings Plan, the Trane Employee Stock Ownership Plan, the Trane Savings Plan or the Trane 401(k) and Thrift Plan and similar plans of Ingersoll-Rand Company and its subsidiaries. If you do not vote, your proxy will be voted in accordance with the terms of the applicable plan.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be marked, dated and signed, on the other side)